                       SCHEDULE 14A INFORMATION

    Consent Solicitation Statement Pursuant to Section 14(a) of the
                   Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12


                            AMAX GOLD INC.
           (Name of Registrant as Specified in Its Charter)

                            AMAX GOLD INC.
              (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X]  $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-
     6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and
     O-11.

     1) Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing is calculated and state how it was determined):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.
     1)   Amount previously paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:
                            AMAX GOLD INC.

                    CONSENT SOLICITATION STATEMENT

                          DATED JULY __, 1996


     This Consent Solicitation Statement is being furnished to the stockholders of Amax Gold Inc., a Delaware corporation (the
"Company"), in connection with the solicitation of consents by the Company's Board of Directors (the "Board") from holders of outstanding shares of the Company's common stock, par value $.01 per share
("Common Stock"), on June __, 1996 (the "Record Date").

     This Consent Solicitation Statement and the form of Consent enclosed herewith are being mailed to the stockholders of the Company on or about July __, 1996.

     Stockholders are being asked to approve a financing arrangement with Cyprus Amax Minerals Company, a Delaware corporation ("Cyprus Amax"), and a stockholder owning 51.2 percent of the outstanding shares of Common Stock of the Company, under which Cyprus Amax has guaranteed (the "Cyprus Amax Guaranty") the Company's $250 million secured financing (the "Loan") until economic completion of the Fort Knox project and has provided the Company with a $250 million demand loan facility (the "Demand Loan Facility"), in exchange for which the Company will (i) pay Cyprus Amax a financing and guaranty fee of $10 million (the "Financing and Guaranty Fee"), (ii) pay Cyprus Amax
1.75 percent on amounts outstanding under the Loan (the "Interest Differential Payments"), (iii) reimburse Cyprus Amax for any payments made or costs incurred under the Cyprus Amax Guaranty (the "Reimbursement Payments"), (iv) make no additional borrowings under the Company's existing $100 million convertible line of credit with Cyprus Amax ("DOCLOC I") without the prior consent of Cyprus Amax, and
(v) grant Cyprus Amax a first priority security interest in the collateral for the Loan, and if requested, security interests in certain additional assets to the extent available; all of the Company's obligations to Cyprus Amax are payable in cash or, at the election of Cyprus Amax, in shares of Common Stock, valued at the time of issuance of the shares. Stockholder approval shall include, but not be limited to, approval of the authorization and issuance of shares of Common Stock to Cyprus Amax under the foregoing arrangement (the "Financing Arrangement" or the "Proposal").

     Cyprus Amax has the right to request that the Company pay amounts due under the Financing Arrangement in cash or shares of Common Stock. The Company would issue to Cyprus Amax between approximately 28.9 million and 46.4 million shares (based on an assumed price per share of Common Stock of $6.50) under the transactions contemplated by the Proposal, assuming that Cyprus Amax elects to receive payment in shares of Common Stock, that the Cyprus Amax Guaranty is not called and that between $150 million and $250 million is borrowed under the Demand Loan Facility (with interest accruing over the period from April 1, 1996 through December 31, 1997). If Cyprus elects to receive all payments in cash, no shares of Common Stock would be issued under the Financing Arrangement. See "CAPITALIZATION," "THE PROPOSAL-- Background" and "THE PROPOSAL--Effects of the Proposal Upon the Rights of Existing Holders of Common Stock."

      Pursuant to the General Corporation Law of the State of Delaware ("Delaware Law"), approval of the Proposal requires the consent of at least a majority of the shares of Common Stock outstanding as of the Record Date. Abstentions and broker non-votes will have the effect of withholding consent. Cyprus Amax holds approximately 51.2 percent of the outstanding shares of Common Stock. The consent of Cyprus Amax will be sufficient to approve the Proposal without the consent of any other stockholder. See "THE PROPOSAL--Effects Upon Rights of Existing Holders of Common Stock." Cyprus Amax has agreed to consent to the Proposal and has advised the Company that Cyprus Amax will give its consent to the Proposal at 5:00 p.m., Mountain Time, on August __, 1996 (the "Expiration Time"). Upon receipt of the written consent of Cyprus Amax, the Proposal will be adopted. Prior to the Expiration Time, consents may be revoked. Subsequent to the Expiration Time, the Company will not consider any additional consents, and consents previously delivered may not be revoked.
     SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THIS CONSENT SOLICITATION STATEMENT, THE COMPANY WILL ACCEPT ALL WRITTEN CONSENTS FROM HOLDERS OF RECORD ON THE RECORD DATE RECEIVED ON OR PRIOR TO THE EXPIRATION TIME (5:00 P.M., MOUNTAIN TIME, ON
     AUGUST __, 1996).

     The Proposal is being submitted to stockholders for their consent to satisfy a rule of the New York Stock Exchange (the "NYSE"), which requires the approval of a majority of the consents received on the Proposal (provided that the total consents received on the Proposal represents over 50 percent of the shares of Common Stock outstanding on the Record Date) as a prerequisite to the listing of the Common Stock to be issued to Cyprus Amax in connection with the Financing Arrangement, on the basis that the Proposal contemplates that a "tangible or intangible asset" is to be acquired directly or indirectly from a substantial security holder of the Company (a holder of five percent or more of the Company's outstanding shares of Common Stock) and the number of shares of Common Stock to be issued in such transaction may exceed one percent of the number of shares of Common Stock outstanding before such issuance. The Company's Common Stock also is listed on The Toronto Stock Exchange (the "TSE"), and rules of the TSE also require stockholder approval in certain circumstances.

     The Company is engaged in the mining and processing of gold and silver ore and in the exploration for and acquisition and development of gold-bearing properties principally in North and South America and Russia. The Company was incorporated in Delaware in April 1987 and is the surviving corporation following a reincorporation merger effective June 1995. The Company's principal offices are located at 9100 East Mineral Circle, Englewood, Colorado 80112, and its telephone number is
(303) 643-5500.

     For additional information regarding the business of the Company, see "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY CONCERNING THE PROPOSAL IF NOT CONTAINED IN THIS CONSENT SOLICITATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS CONSENT SOLICITATION STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A CONSENT BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION. DELIVERY OF THIS CONSENT SOLICITATION STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR THEREIN SINCE THE DATE OF THIS CONSENT SOLICITATION STATEMENT.

   The date of this Consent Solicitation Statement is July __, 1996.





                           TABLE OF CONTENTS

                                                                  Page
                                                                  ----

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     The Proposal. . . . . . . . . . . . . . . . . . . . . . . . .   4
     The Company . . . . . . . . . . . . . . . . . . . . . . . . .   4
     Cyprus Amax . . . . . . . . . . . . . . . . . . . . . . . . .   4
     Relationship Between the Company and Cyprus Amax. . . . . . .   4
     Background of and Reasons for the Financing Arrangement . . .   5
     Recommendation of the Special Committee . . . . . . . . . . .   6
     Consent Solicitation. . . . . . . . . . . . . . . . . . . . .   6
     Consents Required; Consent of Cyprus Amax; Revocation of
          Consent. . . . . . . . . . . . . . . . . . . . . . . . .   6
     Intention of Directors and Executive Officers . . . . . . . .   7
     Effects of the Proposal Upon Rights of Existing Holders of
          Common Stock . . . . . . . . . . . . . . . . . . . . . .   7

STOCKHOLDER ACTION BY WRITTEN CONSENT. . . . . . . . . . . . . . .   8
     Recommendation of the Special Committee . . . . . . . . . . .   8
     Record Date . . . . . . . . . . . . . . . . . . . . . . . . .   8
     Consent Procedures; Revocation of Consents. . . . . . . . . .   8
     Consents Required . . . . . . . . . . . . . . . . . . . . . .   8
     Cost of Solicitation. . . . . . . . . . . . . . . . . . . . .   9

MARKET PRICES OF THE COMPANY'S STOCK . . . . . . . . . . . . . . .  10

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS. . . . . . . . . .  11

CERTAIN TRANSACTIONS-RELATIONSHIP WITH CYPRUS AMAX . . . . . . . .  11
     Agreements with Cyprus Amax . . . . . . . . . . . . . . . . .  12

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS . . . . . . . . . . .  14

THE PROPOSAL . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     Background. . . . . . . . . . . . . . . . . . . . . . . . . .  15
     Reasons for the Financing Arrangement; Recommendation of the
          Special Committee. . . . . . . . . . . . . . . . . . . .  17
     Material Terms of the Cyprus Amax Guaranty. . . . . . . . . .  18
     Material Terms of the Demand Loan Facility. . . . . . . . . .  19
     Fee and Support Agreements. . . . . . . . . . . . . . . . . .  20
     Consent of Cyprus Amax; Intention of the Directors and
          Executive Officers . . . . . . . . . . . . . . . . . . .  21
     Effects of the Proposal Upon Rights of Existing Holders of
          Common Stock . . . . . . . . . . . . . . . . . . . . . .  21

CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . .  23

DESCRIPTION OF CAPITAL STOCK OF THE COMPANY. . . . . . . . . . . .  24
     Common Stock. . . . . . . . . . . . . . . . . . . . . . . . .  24
     Preferred Stock . . . . . . . . . . . . . . . . . . . . . . .  24

PROPOSALS FOR 1997 ANNUAL MEETING. . . . . . . . . . . . . . . . .  27

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . .  28

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE. . . . . . . . .  28

APPENDIX A - Cyprus Amax Guaranty

APPENDIX B - Demand Loan Facility

APPENDIX C - Fee and Support Agreements


                                SUMMARY

     The following summary is not intended to be complete and is qualified in all respects by the more detailed information included in this Consent Solicitation Statement, the Appendices hereto and the documents incorporated herein by reference. Stockholders are urged to read carefully, in their entirety, this Consent Solicitation Statement, the Appendices hereto and the documents incorporated herein by reference.

THE PROPOSAL

     Stockholders are being asked to approve the Financing Arrangement under which Cyprus Amax has provided the Cyprus Amax Guaranty for the Loan until economic completion of the Fort Knox project and has provided the Company with the Demand Loan Facility, in exchange for which the Company will (i) pay Cyprus Amax the Financing and Guaranty Fee, (ii) pay Cyprus Amax Interest Differential Payments, (iii) make Reimbursement Payments to Cyprus Amax for any payments made or costs incurred under the Cyprus Amax Guaranty, (iv) make no additional borrowings under DOCLOC I without the prior consent of Cyprus Amax, and (v) grant Cyprus Amax a first priority security interest in the collateral for the Loan, and if requested, security interests in certain additional assets to the extent available; all of the Company's obligations to Cyprus Amax are payable in cash or, at the election of Cyprus Amax, in shares of Common Stock, valued at the average closing price per share for the five day period ending on the business day prior to the date payment is requested. Stockholder approval shall include, but not be limited to, approval of the authorization and issuance of shares of Common Stock to Cyprus Amax under the foregoing arrangement.

     The number of shares of Common Stock that will be issued to Cyprus Amax pursuant to the Financing Arrangement will depend on a number of factors described in this Consent Solicitation Statement. Cyprus Amax has the right to request that the Company pay amounts due under the Financing Arrangement in cash or shares of Common Stock.
The Company would issue to Cyprus Amax between approximately 28.9 million and 46.4 million shares (based on an assumed price per share of Common Stock of $6.50) under the transactions contemplated by the Proposal, assuming that Cyprus Amax elects to receive payment in shares of Common Stock, that the Cyprus Amax Guaranty is not called and that between $150 million and $250 million is borrowed under the Demand Loan Facility (with interest accruing over the period from April 1, 1996 through December 31, 1997). If Cyprus elects to receive all payments in cash, no shares of Common Stock would be issued under the Financing Arrangement. See "CAPITALIZATION," "THE PROPOSAL-- Background" and "THE PROPOSAL--Effects of the Proposal Upon the Rights of Existing Holders of Common Stock."

THE COMPANY

     The Company is engaged in the mining and processing of gold and silver ore and in the exploration for and acquisition and development of gold-bearing properties principally in North and South America and Russia.

CYPRUS AMAX

     Cyprus Amax is a diversified mining company engaged in the exploration for and the extraction, processing and marketing of mineral resources, primarily copper, molybdenum, coal, lithium and gold.

RELATIONSHIP BETWEEN THE COMPANY AND CYPRUS AMAX

     Cyprus Amax currently owns 49,361,557 shares or approximately
51.2 percent of the outstanding shares of Common Stock of the Company. Directors and officers of Cyprus Amax comprise four of the seven members of the Company's Board. Milton H. Ward, Chairman of the Board of Directors and Chief Executive Officer of the Company, is Chairman of the Board of Directors, President and Chief Executive Officer of Cyprus Amax; Gerald J. Malys, a director of the Company, is Senior Vice President and Chief Financial Officer of Cyprus Amax; and Allen Born and Rockwell A. Schnabel, both directors of the Company, are directors of Cyprus Amax.

     Cyprus Amax is party to a number of contracts with the Company, including DOCLOC I, a Stock Issuance Agreement, the Kubaka Acquisition Agreement, an Exploration Joint Venture Agreement, a Services Agreement, an Employee Transfer Agreement and a Net Operating Loss Agreement. See "CERTAIN TRANSACTIONS--RELATIONSHIP WITH CYPRUS AMAX."

BACKGROUND OF AND REASONS FOR THE FINANCING ARRANGEMENT

     In January 1992, the Company acquired the Fort Knox gold project located in the Fairbanks Mining District, approximately 15 miles northeast of Fairbanks, Alaska. Construction of the Fort Knox project began in the first quarter of 1995 and is expected to be completed in the first quarter of 1997. The Fort Knox project has proven and probable gold ore reserves of approximately 162 million tons, with an average grade of 0.025 ounces of gold per ton and 4.1 million contained ounces of gold.

     The Company originally estimated that its total capital requirements to construct and develop the Fort Knox project would be approximately $256 million. In the second and third quarters of 1995, the Company borrowed $80 million from Cyprus Amax under DOCLOC II to fund initial construction at the Fort Knox project and to repay approximately $18 million in outstanding indebtedness. During the fourth quarter of 1995, the Company secured an additional $250 million of financing pursuant to the Loan Agreement, dated October 31, 1995 (the "Loan Agreement"), among the Company, certain of its subsidiaries and a group of banks (the "Lenders"). In the second half of 1995, the Company encountered unexpected geotechnical conditions in the underlying bedrock at the Fort Knox project, which increased excavation and design foundation requirements. The Company also was required to make design changes to comply with more stringent fire code requirements and to accommodate the difficult seismic conditions. As a result, at the end of February 1996, the Company increased its estimate of the cost to complete the Fort Knox project to at least $330 million, subject to further increases once final cost estimates were available. Subsequently, on April 30, 1996 the Company announced anticipated total project capital costs to be approximately $370 million, excluding approximately $26 million of capitalized interest.

     From mid February through mid March 1996, management of the Company and Cyprus Amax negotiated with the Lenders regarding the status of the Fort Knox project, the estimated costs to complete the project and a restructuring of the Loan. Over the course of the negotiations, the Lenders agreed to waive any noncompliance with the Loan Agreement and to eliminate all financial and most other covenants under the Loan Agreement until economic completion of the Fort Knox project if Cyprus Amax would agree to guarantee the Loan until economic completion.

       A special meeting of the Company's Board of Directors was held on March 1, 1996 to inform the Board of the status of the Fort Knox project, including costs overruns, and the need for additional financing. The Special Committee of the Board (consisting of
Messrs. Taylor and Wood, two members of the Board who are neither affiliates of Cyprus Amax nor officers or employees of the Company) met on March 17, 1996 to discuss the status of the Fort Knox project and the alternatives available to finance the project. On March 18, 1996, the Board confirmed the delegation to the Special Committee of authority to evaluate the proposed Financing Arrangement and to approve or reject the Financing Arrangement on behalf of the Company. The Special Committee, with its financial advisors and legal counsel, met with the Company's management on March 18, 1996. The Special Committee considered the range of the potential costs associated with the completion of the Fort Knox project, as well as the Lenders' views of those costs. The Special Committee also considered the relative costs to the Company of the proposed financing and alternative financings, the nature of Cyprus Amax's commitment to the Company and Cyprus Amax's expressed intention to make additional needed financing available to the Company. The Special Committee, with the advice of its financial advisors, determined that it was in the best interests of the Company to proceed with the Financing Arrangement and authorized the Company's officers to negotiate and sign definitive agreements on behalf of the Company. See "THE PROPOSAL--Reasons for the Financing Arrangement; Recommendation of the Board of Directors."

     During the first quarter of 1996, the Company borrowed the remaining $50 million available under the Loan to fund construction of the Fort Knox project and for general corporate purposes. Through the second quarter of 1996, the Company borrowed $45 million under the Demand Loan Facility to fund construction at Fort Knox and for general corporate purposes. The Company intends to seek third party financing, if available on terms acceptable to the Company, to fund a portion of the costs associated with the completion of the Fort Knox project. If third party financing is obtained, the amounts that may be required to be borrowed from Cyprus Amax under the Demand Loan Facility (and, correspondingly, the number of shares of the Company's Common Stock obtainable by Cyprus Amax in satisfaction of borrowings under such loan) would be reduced. There can be no assurance that third party financing will be available on terms acceptable to the Company.

     For further information on the background of the transaction and the factors considered by the Special Committee, see "THE PROPOSAL-- Background" and "THE PROPOSAL--Reasons for the Financing Arrangement; Recommendation of the Special Committee."

RECOMMENDATION OF THE SPECIAL COMMITTEE

     The Special Committee, acting on behalf of the Board, believes that the Proposal is fair to and in the best interests of all stockholders and recommends that stockholders consent to the Proposal. See "THE PROPOSAL--Background" and "THE PROPOSAL--Reasons for the Financing Arrangement; Recommendation of the Special Committee."

CONSENT SOLICITATION

     This Consent Solicitation Statement is being furnished to stockholders in connection with the solicitation of written consents by the Board from holders of outstanding shares of Common Stock. The Board has set June __, 1996 as the Record Date for determining the stockholders of record whose written consent is to be solicited.

     A rule of the NYSE requires that the Proposal be submitted to stockholders for their consent as a prerequisite to the listing of the Common Stock to be issued to Cyprus Amax in connection with the Financing Arrangement, on the basis that the Proposal contemplates that a "tangible or intangible asset" is to be acquired directly or indirectly from a substantial security holder of the Company (a holder of five percent or more of the outstanding shares of Common Stock) and the number of shares of Common Stock to be issued in such transaction may exceed one percent of the number of shares of Common Stock outstanding before such issuance. The Company's Common Stock is also listed on the TSE, and rules of the TSE also require stockholder approval in certain circumstances.

     This Consent Solicitation Statement and form of Consent enclosed herewith are being mailed to Stockholders on or about July __, 1996.

CONSENTS REQUIRED; CONSENT OF CYPRUS AMAX; REVOCATION OF CONSENT

     Only stockholders of record at the close of business as of the Record Date will be entitled to consent to the Financing Arrangement. Approval of the Proposal requires the consent of at least a majority of the shares of Common Stock outstanding as of the Record Date. Abstentions and broker non-votes will have the effect of withholding consent.

     Cyprus Amax owns approximately 51.2 percent of the outstanding shares of Common Stock of the Company. The consent of Cyprus Amax will be sufficient to approve the Proposal without the consent of any other stockholder. Cyprus Amax has agreed to consent to the Proposal and has advised the Company that Cyprus Amax will deliver its written consent at the Expiration Time (5:00 p.m., Mountain Time, on August __, 1996). Upon receipt of the written consent of Cyprus Amax, the Proposal will be adopted. Prior to the Expiration Time, consents may be revoked. Subsequent to the Expiration Time, the Company will not consider any additional consents and consents previously delivered may not be revoked.

     Written consents must be signed, dated and received by the Company prior to the Expiration Time. If a stockholder submits a consent form which fails to indicate whether the stockholder does or does not consent to the Proposal, the stockholder shall be deemed to have consented to the Proposal. A stockholder who signs and returns the enclosed consent may revoke it by a written revocation delivered to Georgeson & Company Inc. ("Georgeson") any time before the Expiration Time. Consents will be tabulated by Georgeson. THERE WILL BE NO MEETING AT WHICH STOCKHOLDERS MAY VOTE IN PERSON.

INTENTION OF DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company (with four of the seven directors and one of the seven executive officers being directors and/or executive officers of Cyprus Amax), holding in the aggregate less than one percent of the shares of Common Stock as of the Record Date, have advised the Company that they intend to give their written consent to the Proposal.

EFFECTS OF THE PROPOSAL UPON RIGHTS OF EXISTING HOLDERS OF COMMON
STOCK

     The percentage of the Company's voting securities owned of record by existing holders of shares of Common Stock, other than Cyprus Amax, may be reduced significantly if the Financing Arrangement is approved by the Company's stockholders. The number of shares of Common Stock that may be issued to Cyprus Amax will depend on the actual amount borrowed under the Demand Loan Facility, Cyprus Amax's decision to satisfy borrowings under the Demand Loan Facility and/or related interest and fee obligations with shares of Common Stock, whether the Cyprus Amax Guaranty is called and the price per share of Common Stock at the time payments are requested. The actual amount borrowed under the Demand Loan Facility will depend on a number of factors, including, without limitation, the actual cost to complete the Fort Knox project, the availability of third party debt or equity financing on attractive terms to fund a portion of such costs and Cyprus Amax's discretion in making additional funding available under such facility. Accordingly, the Company can not predict with certainty the number of additional shares of Common Stock that will be issued to Cyprus Amax under the Financing Arrangement. If all amounts due in connection with the Financing Arrangement are repaid in cash, no shares of Common Stock will be issued to Cyprus Amax and the voting securities owned of record by Cyprus Amax will not change. The Company would issue to Cyprus Amax between approximately 28.9 million and 46.4 million shares (based on an assumed price per share of Common Stock of $6.50) under the transactions contemplated by the Proposal, assuming that Cyprus Amax elects to receive payment in shares of Common Stock, that the Cyprus Amax Guaranty is not called and that between $150 million and $250 million is borrowed under the Demand Loan Facility (with interest accruing over the period from April 1, 1996 through December 31,
1997). The Financing Arrangement, if approved by stockholders, would reduce the interest of existing holders of outstanding shares of Common Stock, other than Cyprus Amax, based on the above assumptions from approximately 48.8 percent to between approximately 33.0 percent and 37.6 percent and increase Cyprus Amax's record ownership from approximately 51.2 percent to between approximately 62.4 percent and
67.0 percent of the outstanding shares of Common Stock.

     As a result of Cyprus Amax's rights under existing agreements that permit the issuance of Common Stock in lieu of outstanding indebtedness and other obligations, Cyprus Amax is deemed to be the beneficial owner of 62,212,228 shares or approximately 56.9 percent of the shares of Common Stock, excluding shares of Common Stock that may be issued under the Kubaka Acquisition Agreement (defined below). If the Proposal is approved by stockholders, Cyprus Amax's beneficial ownership could increase to between approximately 65.9 percent and
69.7 percent of the outstanding shares of Common Stock.

     In addition, the Company and Cyprus Amax have executed an Agreement and Plan of Merger and Reorganization, dated January 24, 1996 (the "Kubaka Acquisition Agreement"), which provides for the acquisition by the Company of Cyprus Amax's interest in the Kubaka gold project in the Russian Federation. In the event the Kubaka Acquisition Agreement is consummated and approved by the Company's stockholders, Cyprus Amax's beneficial ownership of shares of Common Stock would increase by 16.0 million shares to approximately 62.4 percent, before the issuance of shares of Common Stock in connection with the Financing Arrangement. The number of shares issuable to Cyprus Amax under the Kubaka Acquisition Agreement is subject to further increase if additional shares are issued to satisfy certain potential obligations under the Kubaka Acquisition Agreement. See "CERTAIN TRANSACTIONS--RELATIONSHIP WITH CYPRUS AMAX."

     Cyprus Amax, as the holder of greater than 50 percent of the outstanding shares of Common Stock, will continue to be able to elect all the directors of the Company and to direct corporate policy.

                 STOCKHOLDER ACTION BY WRITTEN CONSENT

RECOMMENDATION OF THE SPECIAL COMMITTEE

     On March 18, 1996, the Special Committee (consisting of
Messrs. Wood and Taylor, the two directors who are neither affiliates of Cyprus Amax nor officers or employees of the Company), acting on behalf of the Board, determined that the Proposal is fair to and in the best interests of all stockholders and recommends that stockholders consent to the Proposal. See "THE PROPOSAL--Background" and "THE PROPOSAL--Reasons for the Financing Arrangement; Recommendation of the Special Committee."

RECORD DATE

     The close of business on June __, 1996 shall be the Record Date for the determination of the holders of Common Stock entitled to receive this Consent Solicitation Statement and to give or withhold their written consent.

CONSENT PROCEDURES; REVOCATION OF CONSENTS

     Cyprus Amax owns approximately 51.2 percent of the outstanding shares of Common Stock of the Company. The consent of Cyprus Amax will be sufficient to approve the Proposal without the consent of any other stockholder. Cyprus Amax has agreed to consent to the Proposal and has advised the Company that Cyprus Amax will deliver its written consent at the Expiration Time (5:00 p.m., Mountain Time, on August __, 1996). Upon receipt of the written consent of Cyprus Amax, the Proposal will be adopted. Prior to the Expiration Time, consents may be revoked. Subsequent to the Expiration Time, the Company will not consider any additional consents and consents previously delivered may not be revoked.

     To be effective, consents must be signed and dated and mailed or delivered to Georgeson prior to 5:00 p.m., Mountain Time, on August __, 1996, the Expiration Time. Any consent form mailed or delivered to the Company that fails to indicate whether the stockholder does or does not consent to the Proposal shall be deemed to be a consent to the Proposal. Any consent given pursuant to this solicitation may be revoked by the person giving it at any time before the Expiration Time by a written revocation mailed or delivered to Georgeson. There will not be a meeting at which stockholders may vote in person. Consents will be tabulated by Georgeson.

     If a stockholder consents to the Proposal, such consent may limit the right of the stockholder to challenge the Financing Arrangement in the future.

CONSENTS REQUIRED

     The Proposal is being submitted to stockholders for their consent to satisfy a rule of the NYSE which requires the approval of stockholders as a prerequisite to the listing of the Common Stock to be issued to Cyprus Amax in connection with the Financing Arrangement on the basis that the Proposal contemplates that a "tangible or intangible asset" is to be acquired directly or indirectly from a substantial security holder of the Company (a holder of five percent or more of the Company's outstanding shares of Common Stock) and the number of shares of Common Stock to be issued in such transaction may exceed one percent of the number of shares of Common Stock outstanding before such issuance. The Company's Common Stock also is listed on the TSE, and rules of the TSE also require stockholder approval in certain circumstances.

     Under Section 228 of Delaware Law and the Company's By-Laws, any action that could be taken by stockholders at a meeting may be taken without a meeting if consents in writing, setting forth the actions so taken, are signed by the holders of a majority of the outstanding shares of Common Stock. Under this provision of Delaware Law, no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in accordance with Delaware Law to the corporation, written consents signed by a sufficient number of holders (here, holders of a majority of the outstanding shares of Common Stock on the Record Date) to take such action are so delivered.

     As of the Record Date, there were [96,482,865] shares of Common Stock outstanding. Common Stock is the only outstanding class of voting securities of the Company. Each share of Common Stock outstanding on the Record Date is entitled to one vote on the Proposal. Abstentions and broker non-votes will have the effect of withholding consent.

     As of the Record Date, Cyprus Amax had an indirect record ownership of 49,361,557 shares of Common Stock or approximately 51.2 percent of the shares of Common Stock outstanding on such date.
Cyprus Amax has agreed to consent to the Proposal. The consent of Cyprus Amax will be sufficient to approve the Proposal without the consent of any other stockholder. As of the Record Date, directors and executive officers of the Company (with four of the seven directors and one of the seven executive officers of the Company being directors and/or executive officers of Cyprus Amax) owned beneficially less than one percent of the shares of Common Stock (including shares which may be acquired within 60 days upon exercise of employee stock options) outstanding on such date. The directors and executive officers of the Company have advised the Company that they intend to consent to the Proposal.

COST OF SOLICITATION

     The Company will bear the cost of solicitation of consents. In addition to the use of mails, consents may be solicited by officers and regular employees of the Company, personally or by telephone or telegraph, and the Company may reimburse persons holding shares in their names or those of their nominees for their expenses in sending solicitation material to their principals.



                 MARKET PRICES OF THE COMPANY'S STOCK

     The Common Stock is listed on the NYSE under the symbol "AU" and on the TSE under the symbol "AXG." The Company's $3.75 Series B Convertible Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"), is listed on the NYSE under the symbol "AUPrB."
The following table sets forth the quarterly high and low sales price of the Common Stock and the Series B Preferred Stock for the fiscal quarters indicated as reported on the NYSE Composite Transactions Tape and the dividends paid on such stocks. On March 19, 1996 (the date prior to the public announcement of the Financing Arrangement), the last sale price of the Common Stock and the Series B Preferred Stock reported on the NYSE was $6-3/4 and $58-7/8, respectively. The approximate number of holders of shares of Common Stock and the Series B Preferred Stock as of July __, 1996 was __________ and __________, respectively.

                                              COMMON STOCK                           SERIES B PREFERRED STOCK
                                              ------------                           ------------------------
FISCAL YEAR                       HIGH            LOW         DIVIDEND         HIGH            LOW         DIVIDEND
- -----------                     --------        --------      --------       --------        --------      --------
1996
  Third Quarter
    (through July __, 1996). .     $               $              $  -          $              $             $  -
  Second Quarter   . . . . . .       7 1/8          5 3/8            -           57 3/8         51 1/8        .9375
  First Quarter. . . . . . . .       9 5/8          6 3/8            -           66 5/8         54 3/8        .9375

1995
  Fourth Quarter . . . . . . .       7 5/8          5 5/8            -           55 7/8         47            .9375
  Third Quarter. . . . . . . .       6 7/8          5 1/2            -           52 1/24         7 7/8        .9375
  Second Quarter . . . . . . .       6 1/4          5                -           49 1/24         6 1/2        .9375
  First Quarter. . . . . . . .       6 1/8          4 1/2            -           49             42 3/4        .9375

1994
  Fourth Quarter . . . . . . .       7 5/8          5 5/8            -           56 1/4         47 7/8        .9791
  Third Quarter. . . . . . . .       7 7/8          6 1/8            -           55 5/8         50                -
  Second Quarter . . . . . . .       8 1/4          6 5/8            -              -              -              -
  First Quarter. . . . . . . .       8 1/4          6 1/4            -              -              -              -

1993
  Fourth Quarter . . . . . . .       8              6              .02              -              -              -
  Third Quarter. . . . . . . .      10 1/2          6 3/4          .02              -              -              -
  Second Quarter . . . . . . .       9 1/2          6 7/8          .02              -              -              -
  First Quarter. . . . . . . .       9 3/8          7 3/4          .02              -              -              -


            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of December 31, 1995, the following is, to the knowledge of the Company, the only person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) who is a beneficial owner of more than five percent of the Common Stock:

                                                   Amount and Nature of
Name and Address of Beneficial Owner               Beneficial Ownership                  Percent of Class
- -----------------------------------------------------------------------------------------------------------------
Cyprus Amax                                          62,212,228 shares<F1>                  56.9%
9100 East Mineral Circle
Englewood, Colorado 80112

<F1> Includes 12,850,671 shares of Common Stock that Cyprus Amax has the right to acquire within 60 days pursuant to DOCLOC I and the Stock Issuance Agreement (defined below).  Does not include 16,000,000 shares of Common
     Stock that Cyprus Amax has the right to acquire in connection with the Kubaka Acquisition Agreement or any shares that may be issued to Cyprus Amax under the Financing Arrangement.

          CERTAIN TRANSACTIONS-RELATIONSHIP WITH CYPRUS AMAX

     Cyprus Amax is a diversified mining company engaged in the exploration for and the extraction, processing and marketing of mineral resources, primarily copper, molybdenum, coal, lithium and gold. Cyprus Amax was incorporated in Delaware in 1969 and operates primarily in the United States. Cyprus Amax's principal executive offices are located at 9100 East Mineral Circle, Englewood, Colorado 80112, and its telephone number is (303) 643-5000.

     Cyprus Amax currently owns 49,361,557 shares or approximately
51.2 percent of the outstanding shares of Common Stock of the Company. Cyprus Amax holds these shares of Common Stock as a result of the following events: (i) the acquisition of approximately 40% of the outstanding shares of Common Stock of the Company pursuant to the merger on November 15, 1993 of AMAX Inc., a New York corporation ("AMAX"), which owned approximately 68 percent of the outstanding shares of Common Stock, with and into Cyprus Minerals Company (renamed Cyprus Amax Minerals Company), (ii) the acquisition in July 1994 by Cyprus Amax of 3,000,000 shares of Common Stock under a Stock Purchase Agreement for the purpose of retiring debt owed by the Company to Cyprus Amax, (iii) the issuance of 6,601,133 and 8,318,673 shares of Common Stock to Cyprus Amax in July 1995 and September 1995, respectively, as payment for interest and principal due Cyprus Amax under DOCLOC II (defined below), and (iv) the purchase of 128,042 shares of Common Stock by Cyprus Amax on September 29, 1995 under the Stock Issuance Agreement in lieu of the remaining principal amount owed Cyprus Amax under DOCLOC II. Cyprus Amax is the beneficial owner of 62,212,228 shares or approximately 56.9 percent of the Common Stock as a result of Cyprus Amax's rights under existing agreements that permit the issuance of Common Stock in lieu of outstanding indebtedness and other obligations. See "THE PROPOSAL--Effects of the Proposal Upon Rights of Existing Holders of Common Stock."

     Directors and officers of Cyprus Amax comprise four of the seven members of the Company's Board. Milton H. Ward, Chairman of the Board and Chief Executive Officer of the Company, is Chairman of the Board of Directors, President and Chief Executive Officer of Cyprus Amax; Gerald J. Malys, a director of the Company, is Senior Vice President and Chief Financial Officer of Cyprus Amax; Allen Born and Rockwell A. Schnabel, both directors of the Company, are directors of Cyprus Amax.


AGREEMENTS WITH CYPRUS AMAX

     In addition to the proposed Financing Arrangement, Cyprus Amax is party to a number of contracts with the Company, which are described below.

     Revolving Credit Agreements. Under DOCLOC I, the Company can borrow up to $100 million and pay any indebtedness with up to two million shares of the Company's $2.25 Series A Convertible Preferred Stock, par value $1.00 per share ("Series A Preferred Stock"). Such shares of Series A Preferred Stock may be redeemed by the Company for 12,099,213 shares of Common Stock at a price equal to the greater of $5.854 per share or the average closing price per share over a period prior to redemption. Cyprus Amax may acquire at any time up to 12,099,213 shares of Common Stock at a price of $8.265 per share, in which event DOCLOC I would be terminated and any outstanding principal and interest would be deemed repaid. Under the Proposal, the Company's ability to borrow under DOCLOC I would become subject to the consent of Cyprus Amax. See "THE PROPOSAL--Fee and Support Agreements."

     In March 1995, the Company and Cyprus Amax entered into a convertible line of credit ("DOCLOC II"), under which the Company borrowed the entire $80 million available. During 1995 Cyprus Amax acquired 14,919,806 shares of Common Stock at $5.362 per share pursuant to DOCLOC II, DOCLOC II was terminated and the outstanding indebtedness was deemed repaid.

     Stock Issuance Agreement. In September 1995, the Company and Cyprus Amax entered into an Agreement Regarding Stock Issuance pursuant to which, with the agreement of both parties, obligations owing from the Company to Cyprus Amax under existing or future contractual arrangements may be paid in shares of Common Stock, valued at the 30-day average closing price per share prior to the date of payment. Of the 879,500 shares issuable, 128,042 shares were issued to Cyprus Amax as payment for $835,473 due Cyprus Amax under DOCLOC II.

     Exploration Joint Venture Agreement. The Company entered into an Exploration JV Agreement with Cyprus Amax effective January 1, 1994. Under the Exploration JV Agreement, the Company and Cyprus Amax have agreed to pool their efforts for the principal purpose of discovering and developing future gold prospects, with Cyprus Amax providing 75 percent and the Company providing 25 percent of the initial exploration funding for such prospects. Properties held by the parties prior to January 1, 1994 (including the Kubaka deposit) are excluded from the joint venture. A subsidiary of Cyprus Amax has been appointed as Manager to manage, direct and control exploration activities. Either party may withdraw upon giving 60 days' notice to the other party. Pursuant to the Exploration JV Agreement, the Company has the first right to acquire any gold property covered by the Exploration JV Agreement, and Cyprus Amax has the first right to acquire property containing deposits of minerals or precious metals other than gold. The agreement will terminate on January 1, 1998.

     Kubaka Acquisition Agreement. Pursuant to the Kubaka Acquisition Agreement, the Company will acquire, subject to the satisfaction of certain conditions, Cyprus Amax's indirect interest in the Kubaka project located in the Magadan Region of the Russian Federation for a purchase price payable in shares of Common Stock as follows: (i) approximately 11.8 million shares of Common Stock to be paid upon closing the Kubaka Acquisition Agreement; (ii) approximately 4.2 million shares of Common Stock to be paid within ten days of commencement of commercial production of the Kubaka project; (iii) a contingent payment in shares of Common Stock (a) equal to $10 per gold equivalent ounce (up to a maximum of $45 million) of the Company's pro rata share of proven and probable reserves that the Company acquires the right to mine in the Russian Federation (excluding properties covered by the license to develop Kubaka or properties acquired under the Exploration JV Agreement) on or before June 30, 2004, and (b) valued at the 10-day average closing price per share ending two business days prior to the date of payment.

     Due to a delay in start-up, higher logistics, freight and labor costs and higher than anticipated taxes, the total capital construction costs to complete the Kubaka project have been increased from approximately $182 million to $228 million. Cyprus Amax has informed the Company that Cyprus Amax is exploring various methods by

which the increased costs at the Kubaka project may be funded. The Company is evaluating the impact of these cost increases on the project and the acquisition transaction. Subject to satisfactory resolution of these issues and approval by the Company's stockholders of the Kubaka Acquisition Agreement, the Company expects to complete the acquisition during 1996.

     Services Agreement. Pursuant to the terms of the Services Agreement, the Company and Cyprus Amax have agreed to provide a variety of managerial and other services to each other on a full cost-reimbursement basis. The agreement is terminable by the Company or by Cyprus Amax as of the end of any month on 180 days' prior written notice. During the first six months of 1996, amounts charged to the Company by Cyprus Amax pursuant to the Services Agreement were approximately $1.4 million, including the cost of insurance coverage for the Company, and amounts charged to Cyprus Amax by the Company pursuant to the Services Agreement were approximately $.8 million.

     Employee Transfer Agreement. Pursuant to the Employee Transfer Agreement, the Company and Cyprus Amax have amended their respective benefit plans to allow employees to transfer from the Company to Cyprus Amax or from Cyprus Amax to the Company with minimal effect on an employee's benefits.

     Net Operating Loss Agreement. Pursuant to the Net Operating Loss Agreement, the Company agreed to allow Cyprus Amax to use the Company's net operating loss generated in 1993 (the "1993 NOL") which would result in a refund of taxes paid by Cyprus Amax in a prior year, and Cyprus Amax agreed to reimburse the Company at such time that the Company would have received the benefit for the 1993 NOL had the Company elected to carry forward the 1993 NOL.


             SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

     As of May 31, 1996, the following table sets forth the amount of all equity securities of the Company and Cyprus Amax that are beneficially owned by each director of the Company, the chief executive officer and each of the two other most highly compensated executive officers of the Company in 1995 (excluding shares owned by the other two most highly compensated executive officers of the Company in 1995, who resigned their positions prior to May 31, 1996), and all directors and executive officers of the Company as a group. A person is considered the beneficial owner of any shares (i) over which such person exercises sole or shared voting or investment power or
(ii) of which such person has the right to acquire beneficial ownership at any time within 60 days (e.g., through the exercise of stock options). Unless otherwise indicated, each person has sole voting and investment power with respect to the shares set forth opposite his or her name.

                                        Number of Shares        Number of Shares of           Number of Shares
        Name of                            of Company            Company Series B              of Cyprus Amax
   Beneficial Owner                     Common Stock<F1>*        Prefererd Stock<F1>            Common Stock
- -------------------------------------------------------------------------------------------------------------------
Milton H. Ward                                   20,000                     --                  963,991<F2>

Allen Born                                       19,317<F3>                 --                   97,109<F2><F4>

Gerald J. Malys                                  11,534<F3>                 --                  187,465<F2><F5>

Rockwell A. Schnabel                             33,533<F3>              2,500                   17,365<F4>

Vernon F. Taylor, Jr.                            24,660<F6>              3,000<F6>               24,094<F7>

Russell L. Wood                                  13,141<F3>                 --                       --

Deborah J. Friedman                              21,050                    400                   26,863<F2>

Mark A. Lettes                                   61,072<F8>                  --                       --

All directors and
executive officers as
a group (13 persons)                            260,048<F9>              5,900                1,348,494

*All amounts shown are less than one percent of the class.
<F1> Each share of Series B Preferred Stock is convertible into 6.061 shares of Common Stock.  Shares of Common
     Stock include shares obtainable upon conversion of the Series B Preferred Stock.  Also included in the table above are shares of Common Stock held pursuant to the Company's employee deferred compensation plan, thrift plan and performance share plan.
<F2> Includes shares subject to options exercisable within 60 days: 632,294 shares for Mr. Ward; 75,461 shares for
     Mr. Born; 97,088 shares for Mr. Malys; and 21,700 shares for Ms. Friedman.
<F3> Includes shares held in the Deferred Compensation Plan for Members of the Board of Directors: 4,679 shares for
     Mr. Born; 5,034 shares for Mr. Malys; 3,880 shares for Mr. Schnabel; and 8,641 shares for Mr. Wood.
<F4> Includes shares held in the Cyprus Amax Non-Employee Director Deferred Compensation Plan.
<F5> Includes 10,000 shares held by Mrs. Malys.
<F6> Includes 1,227 shares of Common Stock and 3,000 shares of Series B Preferred Stock owned by trusts in which
     Mr. Taylor, as trustee, has investment or voting power.
<F7> Includes 12,344 shares of Cyprus Amax common stock obtainable upon conversion of 6,000 shares of $4.00 Series A
     Convertible Preferred Stock of Cyprus Amax.
<F8> Includes 43,000 shares subject to options exercisable within 60 days.
<F9> Includes 78,000 shares subject to options exercisable within 60 days.


                             THE PROPOSAL

BACKGROUND

     The Fort Knox project is located in the Fairbanks Mining District, approximately 15 miles northeast of Fairbanks, Alaska. Construction of the Fort Knox project began in the first quarter of 1995 and is estimated to be completed by the first quarter of 1997. The Fort Knox operations will include an open pit mine, a conventional 36,000 tons per day (13.1 million tons per year) process plant, a tailings storage facility and a reservoir to supply process water.
The Fort Knox project has proven and probable gold ore reserves of approximately 162 million tons, with an average grade of 0.025 ounces of gold per ton and 4.1 million contained ounces of gold.

     The Company originally estimated that its total capital requirements to construct and develop the Fort Knox project would be approximately $256 million. In the second and third quarters of 1995, the Company borrowed $80 million from Cyprus Amax under DOCLOC II to fund initial construction at the Fort Knox project and to repay approximately $18 million in outstanding indebtedness.

     During the fourth quarter of 1995, the Company secured an additional $250 million of financing pursuant to the Loan Agreement among the Company, certain of its subsidiaries and the Lenders. The original Loan Agreement provides for an interest rate of LIBOR plus
2.25 percent, a commitment fee of a 2.5 percent, security interests in the Company's assets at the Fort Knox project and the Hayden Hill mine and a maturity date of December 31, 2001. The Loan Agreement contains standard financial and other covenants. The Loan Agreement was amended in December 1995 to clarify certain provisions.

     In the second half of 1995, the Company encountered unexpected geotechnical conditions in the underlying bedrock at the Fort Knox project, which increased excavation and design foundation requirements for two dams, the primary crusher and the access road. The Company also was required to make design changes to comply with more stringent fire code requirements and to accommodate the difficult seismic conditions.

     At a meeting of the Board held on December 13, 1995, the Board discussed the status of the Fort Knox project and its financing requirements. The Company had projected that as of December 31, 1995, it would have borrowed $200 million under the Loan Agreement and that additional funding, beyond amounts remaining available under the Loan Agreement and from operating cash flows, would be required for capital expenditures and working capital for the Fort Knox project and debt repayments. To fund completion of the Fort Knox project on schedule, the Company anticipated borrowing under DOCLOC I or accessing the public markets. The Board requested that management present a complete assessment of the Company's financing situation for the Board at its meeting in February 1996, when updated construction cost estimates were expected to be available for both the Fort Knox project and the Kubaka project in the Russian Federation, which the Company has agreed to acquire, subject to certain conditions, from Cyprus Amax (see "CERTAIN TRANSACTIONS--RELATIONSHIP WITH CYPRUS AMAX").

     At a meeting of the Board held on February 14, 1996, the Company's management reported to the Board that a recently completed review of the costs for the Fort Knox project indicated a preliminary cost to complete estimate of at least $330 million. The Board also reviewed the schedule and costs for the Kubaka project. Additionally, in late February 1996, the Company requested assistance from the Cyprus Amax project development group with the final determination of the required costs to complete the Fort Knox and Kubaka projects. In light of the significant cost overruns expected at the Fort Knox project, the Company determined that financing in addition to DOCLOC I would be needed.

     The Company's management began negotiations with the Lenders in mid February 1996 regarding the status of the Fort Knox project, the estimated costs to complete the project and a possible restructuring of the Loan. Over the course of the negotiations, the Lenders agreed to waive any noncompliance with the Loan Agreement and to eliminate all financial and most other covenants under the Loan Agreement until economic completion of the Fort Knox project if Cyprus Amax would agree to guarantee the Loan until economic completion.


     At a special meeting of the Board held on March 1, 1996, the Board met with the Company's management to discuss the projected cost overruns at the Fort Knox project, the Company's potential violation of its covenants under the Loan Agreement and the progress of negotiations with the Lenders to restructure the Loan. The Board also discussed the status of the Kubaka project. The Board reviewed the Company's immediate cash needs based on anticipated spending levels. The Board also was informed that Cyprus Amax had agreed, subject to the approval of its board of directors, to guarantee the Loan Agreement and to provide additional financing. The Board considered funding the cash shortfall with equity or other financing; however, concerns were expressed about the feasibility of completing such financings in time to meet the Company's needs. The Board discussed the proposed financing arrangement with Cyprus Amax as an attractive alternative for the Company and noted that the support thus offered to the Company by Cyprus Amax should be perceived positively in the market.

     During the first weeks of March 1996, management of the Company and of Cyprus Amax continued negotiations with the Lenders regarding restructuring the Loan, and the Company continued its review of the estimated cost to complete the Fort Knox project, which cost had been increased due to difficult site conditions, expanded excavation work and design enhancements at the Fort Knox project.

     On March 17, 1995, Messrs. Taylor and Wood, two members of the Board who are neither affiliates of Cyprus Amax nor officers or employees of the Company, as the Special Committee, met by telephone with the Company's management to discuss the terms of the proposed financing arrangement.

     The Company's Board met on March 18, 1996 to review the Financing Arrangement proposed to be entered into with Cyprus Amax. The Board confirmed the delegation to the Special Committee (consisting of Messrs. Taylor and Wood) of authority to evaluate the proposed Financing Arrangement (including the issuance of shares of Common Stock) and to approve or reject the Financing Arrangement on behalf of the Company. The Board also confirmed the retention of Salomon Brothers Inc as financial advisors and Willkie Farr & Gallagher as legal counsel to the Special Committee.

     Later on March 18, 1996, the Special Committee, with its financial advisors and legal counsel, met with the Company's management. The Special Committee considered the range of the potential costs associated with the completion of the Fort Knox project, as well as the Lenders' views of those costs. Mr. Malys reported to the Special Committee that the Cyprus Amax board had approved the proposed Financing Arrangement earlier in the day. The Special Committee considered the possibility of the Company seeking alternative financing arrangements but determined that any third party debt financing likely would require the guaranty of Cyprus Amax and that no other source of funding would be available when the Company needed additional financing. The Special Committee considered the relative costs to the Company of the proposed financing and alternative financings, the potential dilution of the percentage ownership of stockholders other than Cyprus Amax, the nature of Cyprus Amax's commitment to the Company and Cyprus Amax's expressed intention to make additional needed financing available to the Company. The Special Committee, with the advice of its financial advisors, determined that it was in the best interests of the Company to proceed with the Financing Arrangement and authorized the Company's officers to negotiate and sign definitive agreements on behalf of the Company. See "--Reasons for the Financing Arrangement; Recommendation of the Board of Directors."

     On March 19, 1996, the Company and the Lenders amended the Loan Agreement (the "Amended Loan Agreement"), and Cyprus Amax guaranteed the Company's repayment of the loan. See "--Material Terms of the Cyprus Amax Guaranty." Cyprus Amax also agreed to provide the Company with the Demand Loan Facility to be used primarily to support the Company's additional costs to construct the Fort Knox project, to provide working capital and for general corporate purposes. Cyprus Amax's right under the Demand Loan Facility to require repayment in shares of Common Stock could not be exercised, however, until stockholders of the Company approved the Financing Arrangement. See "--Material Terms of the Demand Loan Facility."

     During the first quarter of 1996, the Company borrowed the remaining $50 million available under the Loan, which amount was required to fund short-term operating needs of the Company and construction of the Fort Knox Project. In April 1996, the Company borrowed $20 million under the Demand Loan Facility to fund construction at Fort Knox and for general corporate purposes.


     Also in the first quarter of 1996, the Cyprus Amax project development group was seconded to the Company to complete both the Fort Knox and the Kubaka projects. On April 1, 1996, S. Scott Shellhaas was elected to serve as the Company's President and Chief Operating Officer, replacing the Company's previous President and Chief Operating Officer who had resigned. Mr. Shellhaas joined the Company from Cyprus Foote Mineral Company, a wholly owned subsidiary of Cyprus Amax and the world's largest lithium producer, where he had served as President since 1993. Following Mr. Shellhaas' appointment, the Company, with the assistance of the Cyprus Amax project development group, continued to review and update the estimated costs to complete the Fort Knox and Kubaka projects.

     The Company's Board met on April 30, 1996 to review the final cost estimates for the Fort Knox and Kubaka projects and to receive the reports of the Company's management and of the Cyprus Amax project development group. The members of the Special Committee met separately with the Company's management to review the cost to complete reports and the Company's proposed press release. On April 30, 1996, the Company reported that updated reviews of the Fort Knox project indicated that due to costs associated with the expanded excavation and design foundation requirements and higher than anticipated costs in several areas such as labor, freight and engineering, total project capital costs were expected to be approximately $370 million, in addition to approximately $26 million of capitalized interest.

     The Company also determined that revised estimates for the Kubaka project indicated that the Kubaka project probably would commence operations later than expected, and that due to delayed start-up, higher logistics and freight costs, higher than anticipated labor costs and taxes, and some design changes, the total capital construction costs for the Kubaka project had increased to approximately $228 million from an original estimate of approximately $182 million.

     During May and June 1996, the Company borrowed an additional $25 million under the Demand Loan Facility and pursued a number of other financing arrangements. The Company estimates that, with the Demand Loan facility and the Cyprus Amax Guaranty, the Company has sufficient financing to complete the Fort Knox project. The Company intends to seek third party financing, if available on terms acceptable to the Company, to fund a portion of the costs associated with the completion of the Fort Knox project. If third party financing is obtained, the amounts that may be required to be borrowed from Cyprus Amax under the Demand Loan Facility (and, correspondingly, the number of shares of the Company's Common Stock obtainable by Cyprus Amax in satisfaction of borrowings under such loan) would be reduced. There can be no assurance that third party financing will be available on terms acceptable to the Company.

REASONS FOR THE FINANCING ARRANGEMENT; RECOMMENDATION OF THE SPECIAL
COMMITTEE

     The Special Committee (comprised of Messrs. Taylor and Wood, the two directors who are neither affiliates of Cyprus Amax nor officers or employees of the Company), with the advice of its financial advisors and legal counsel, on behalf of the Board determined on March 18, 1996 that the Financing Arrangement was fair to and in the best interests of the Company and its stockholders (exclusive of Cyprus Amax). This determination was based on the following factors (not necessarily in order of importance), among others:

     (i) The projected total capital costs to complete the Fort Knox project had increased significantly from $256 million to a minimum of approximately $330 million, and the Company faced compliance issues regarding covenants contained in the Loan Agreement. In addition, the Company would have been out of cash in the near future, would not have had the capital resources to fund its projects and operations and effectively would have been precluded from raising funds in the public markets. Without Cyprus Amax's agreement to guarantee the Loan Agreement, the Company might not have been able to avoid a default under the Loan Agreement.

     (ii) The Special Committee evaluated various financing alternatives considered most likely to be available to the Company. The Special Committee determined that any third party debt financing would have required the guaranty of Cyprus Amax. The Special Committee considered the possibility of selling assets and seeking third party investors or joint venture partners for the Fort Knox project, but determined that these steps could not likely be completed in the necessary time frame, on acceptable terms and without detrimental effects on

the Company's business. The Special Committee also concluded that it was not the appropriate time to complete an equity offering in light of the Company's financial position. The Special Committee was advised by its financial advisors that the Financing Arrangement with Cyprus Amax was the best alternative available.

    (iii) The possibility that the Company may issue shares of Common Stock (subject to Cyprus Amax's election to receive shares instead of cash) for payment of the Financing and Guaranty Fee, the Interest Differential Payments, principal and interest due under the Demand Loan Facility and the Reimbursement Payments under the Cyprus Amax Guaranty is advantageous to the Company and its stockholders in that payments with equity would permit the Company to conserve its cash and minimize borrowing requirements.

     (iv) The Demand Loan Facility provides the Company with relatively low interest financing for its working capital and capital expenditure needs. Under the Demand Loan Facility, the Company may borrow up to $250 million from time to time, subject to the discretion of Cyprus Amax. Although under the Demand Loan Facility Cyprus Amax has discretion whether or not to lend, Cyprus Amax has informed the Company that it intends to make additional needed financing available to the Company. The Demand Loan Facility does not impose restrictive covenants. The Demand Loan Facility provides for an interest rate of LIBOR plus 2.25 percent, currently a rate of approximately 8.0 percent. The Special Committee was advised that third party financing would not have been available within the required time frame and that such financing likely would have required higher interest rates and higher transactions costs.

      (v) The margin over LIBOR or the gold lease rate paid as interest by the Company to the Lenders was reduced in the Amended Loan Agreement from 2.25 percent to 0.50 percent as a result of the Cyprus Amax Guaranty. Although the Company agreed to pay Cyprus Amax this interest differential of 1.75 percent, the Company was able to maintain the same interest cost as the original interest rate on the Loan. The Amended Loan Agreement also eliminated all financial and most other covenants of the Company under the original Loan Agreement until economic completion of the Fort Knox project.

     (vi) Under the Financing Arrangement, the collateral provided by the Company to its third party lenders remains unchanged, except that Cyprus Amax receives first priority security interests in the collateral and the right to require the grant of security interests in the Company's Refugio and Guanaco mines, subject to previously granted security interests.

    (vii) In consideration for the Cyprus Amax Guaranty, the Company agreed to pay Cyprus Amax a one-time Financing and Guaranty Fee of $10 million, i.e., 2.5 percent of funding facilitated by Cyprus Amax, which is the same percentage as the commitment fee charged by the Lenders with respect to the Loan Agreement. The Special Committee's financial advisors advised that the fee was lower than the fee that would have been available from a third party.

   (viii) The Financing Arrangement permits the Company to avoid a cross-default under its financing for its Refugio mine.

MATERIAL TERMS OF THE CYPRUS AMAX GUARANTY

     The following is a description of the material terms of the Cyprus Amax Guaranty, which is attached as Appendix A to this Consent Solicitation Statement and incorporated herein by reference. All stockholders are urged to read the Cyprus Amax Guaranty in its entirety. See also "--Background" for a summary of the principal terms of the Loan Agreement and the Amended Loan Agreement."

     Guaranty. Cyprus Amax agreed to guaranty the Company's payment of up to $250 million of principal and interest at LIBOR plus 0.50 percent due under the Amended Loan Agreement. The Cyprus Amax
Guaranty terminates on achievement of economic completion at the Fort Knox project as defined in the Amended Loan Agreement.


     Indemnification. The Company has agreed to indemnify Cyprus Amax for any costs it may incur under the Cyprus Amax Guaranty.

MATERIAL TERMS OF THE DEMAND LOAN FACILITY

     The following is a description of the material terms of the Demand Loan Facility, which is attached as Appendix B to this Consent Solicitation Statement and incorporated herein by reference. All
Stockholders are urged to read the Demand Loan Facility in its entirety.

     Demand Loan. Under the Demand Loan Facility, Cyprus Amax will agree to make loans (at its discretion) to the Company from time to time until the earlier of December 31, 2001 or the date on which Cyprus Amax notifies the Company that loans will no longer be made available under the Demand Loan Facility (the "Expiration Date") in an aggregate principal amount not to exceed $250 million at any time outstanding. The Company may repay the outstanding indebtedness either by payment in cash or, at the election of Cyprus Amax and subject to the approval of the Company's stockholders of the Financing Arrangement (which is being sought in this Consent Solicitation Statement), by payment in shares of Common Stock. The amount of the Demand Loan Facility commitment will be reduced by the amount paid or prepaid in cash or Common Stock.

     Interest Rate. Each loan made by Cyprus Amax to the Company bears interest at an annual rate equal to the LIBOR for the interest period selected by the Company at its option (a period of one, three or six months) plus 2.25 percent. The Demand Loan Facility also bears a default interest rate that is 1.0 percent per annum higher than the above rate.

     Principal and Interest Payments. All principal and accrued and unpaid interest on the loans are payable upon demand by Cyprus Amax. The Company may make prepayments of principal without premium or penalty in integral multiples of $1,000,000.

     Payment with Common Stock. Cyprus Amax may require that the Company pay any amounts due or being repaid under the Demand Loan Facility by issuing shares of Common Stock. The number of shares of Common Stock to be issued can be determined by dividing the amount of the payment under the Demand Loan Facility to be repaid with shares of Common Stock by the average closing price of the Common Stock on the NYSE over the five trading day period ending on the business day prior to the date that payment in shares of Common Stock is requested (the "Average Market Price"). The Company's obligation to issue shares of Common Stock is subject to the acceptance by the NYSE of a listing application for the issuance of shares of Common Stock therefor and approval by the Company's stockholders of the Financing Arrangement (which is being sought in this Consent Solicitation Statement).

     Covenants. The Demand Loan Facility requires the Company (i) to pay principal and interest on the loans as required, (ii) to provide reports to Cyprus Amax, (iii) to list with the NYSE the shares of Common Stock issuable at Cyprus Amax's election on repayment of the loan, (iv) to permit Cyprus Amax to inspect its books and records and
(v) to enter into appropriate security agreements providing Cyprus Amax with a security interest in the collateral.

     Events of Default. Events of default occur under the Demand Loan Facility in the event (i) of a failure to pay, for a period of five business days, principal or interest when due, (ii) of a default for 30 calendar days in the performance of any other term, covenant or condition in the Demand Loan Facility, (iii) any representation or warranty made by the Company, pursuant to the Demand Loan Facility, proves to have been incorrect in any material respect when made and is not corrected within ten days after discovery by the Company, or
(iv) bankruptcy or insolvency of the Company. If an event of default occurs, Cyprus Amax may, at its option, terminate the Demand Loan Facility or declare the principal and interest and any other sums due under the Demand Loan Facility immediately due and payable. Upon the occurrence of an event of default pursuant to subparagraph (iv) above, the Demand Loan Facility automatically will be terminated and all principal and interest and any other sums due under the Demand Loan Facility automatically will become due and payable.

     Use of Proceeds. The proceeds of the Demand Loan Facility will be used primarily to finance increases in actual and projected capital expenditures necessary to construct and develop the Fort Knox project, to provide working capital and for general corporate purposes.

     Demand Registration Rights. Cyprus Amax may make one or more written requests (a "Demand") for registration under the Securities Act of 1933 of not less than 1,000,000 shares of Common Stock per demand of shares issued pursuant to the Demand Loan Facility. If, at the time of such Demand, Cyprus Amax directly or indirectly owns less than five percent of the number of shares of Common Stock outstanding, the Company may, if the Special Committee of the Board determines that it would be inadvisable to effect a demand registration, defer such demand registration (for up to three months) until the earliest practicable time at which such demand registration can be reasonably effected. All expenses of registration incurred in connection with the first registration statement to be filed pursuant to Cyprus Amax's demand registration rights will be paid by the Company. All expenses of registration associated with each additional registration statement to be filed, if any, pursuant to Cyprus Amax's registration rights will be paid by Cyprus Amax.

     Representations and Warranties. The Company made representations and warranties to Cyprus Amax concerning corporate existence, corporate power and authority concerning the Demand Loan Facility, government approvals and enforceability and to the effect that the shares of Common Stock issued pursuant to the Demand Loan Facility would be validly issued, fully paid and nonassessable.

FEE AND SUPPORT AGREEMENTS

     The following is a description of the material terms of the Fee Agreement and the Reimbursement Agreement, both dated March 19, 1996 (the "Fee and Support Agreements"), between the Company and Cyprus Amax, which are attached as Appendix C to this Consent Solicitation Statement and incorporated herein by reference. All stockholders are urged to read the Fee and Support Agreements in their entirety.

     Security. The Cyprus Amax Guaranty and the Demand Loan Facility are secured by a first priority lien in the collateral for the Amended Loan Agreement, including the assets at the Fort Knox project and the Hayden Hill mine. At the request of Cyprus Amax, the Company must grant Cyprus Amax the highest priority security interest in the assets at the Guanaco and the Refugio mines permitted after giving effect to all outstanding security interests. The Company's interest in the Refugio mine has been pledged to a group of banks that have provided financing for the Refugio mine.

     Reimbursement Payments. The Company has agreed to reimburse Cyprus Amax for all payments made and all reasonable out-of-pocket expenses incurred by Cyprus Amax under the Cyprus Amax Guaranty. Any reimbursement obligation that arises will be treated as a demand loan, bearing interest at an annual rate equal to LIBOR plus 3.25 percent, and will be payable by the Company within five business days of demand from Cyprus Amax. Payment may be in cash or such other consideration as may be agreed upon by the Company and Cyprus Amax, including shares of Common Stock valued at the Average Market Price.

     Financing and Guaranty Fee. In consideration for both the Cyprus Amax Guaranty and the Demand Loan Facility, the Company has agreed to pay Cyprus Amax the Financing and Guaranty Fee of $10 million. The Financing and Guaranty Fee is payable in cash, or at the election of Cyprus Amax, in shares of Common Stock, valued at the Average Market Price. Cyprus Amax has advised the Company that it will not seek payment of the Financing and Guaranty Fee until the later of the date the Company's stockholders approve the Financing Arrangement and December 31, 1996.

     Interest Differential Payments. Also in consideration for the Cyprus Amax Guaranty and the Demand Loan Facility, the Company has agreed to pay Cyprus Amax Interest Differential Payments equal to 1.75 percent of the portion of the guaranteed obligations constituting principal under the Amended Loan Agreement to the extent that accrued interest is due on such principal amount. Interest Differential Payments are payable in cash, or at the election of Cyprus Amax and subject to the approval of the Company's stockholders of the Financing Arrangement

(which is being sought in this Consent Solicitation Statement), in shares of Common Stock valued at the Average Market Price.

     Borrowings Under DOCLOC I. Until economic completion of the Fort Knox project, the Company has agreed not to borrow under DOCLOC I for purposes other than repaying the Lenders or the lenders for the Refugio project without the prior written consent of Cyprus Amax

CONSENT OF CYPRUS AMAX; INTENTION OF THE DIRECTORS AND EXECUTIVE
OFFICERS

     Cyprus Amax owns approximately 51.2 percent of the outstanding shares of Common Stock as of the Record Date. The consent of Cyprus Amax will be sufficient to approve the Proposal without the consent of any other stockholder. Cyprus Amax has agreed to consent to the Proposal and has advised the Company that Cyprus Amax will deliver its written consent on August __, 1996.

     The directors and executive officers of the Company (with four of the seven directors and one of the seven executive officers being directors and/or executive officers of Cyprus Amax), holding in the aggregate less than one percent of the shares of Common Stock as of the Record Date, have advised the Company that they intend to give their written consent to the Proposal.

EFFECTS OF THE PROPOSAL UPON RIGHTS OF EXISTING HOLDERS OF COMMON
STOCK

     The percentage of the Company's voting securities owned of record by existing holders of shares of Common Stock, other than Cyprus Amax, may be reduced significantly if the Financing Arrangement is approved by the Company's stockholders. The number of shares of Common Stock that may be issued to Cyprus Amax will depend on the actual amount borrowed under the Demand Loan Facility, Cyprus Amax's decision to satisfy borrowings under the Demand Loan Facility and/or related interest and fee obligations with shares of Common Stock, whether the Cyprus Amax Guaranty is called and the price per share of Common Stock at the time payments are requested. The actual amount borrowed under the Demand Loan Facility will depend on a number of factors, including, without limitation, the actual cost to complete the Fort Knox project, the availability of third party debt or equity financing on attractive terms to fund a portion of such costs and Cyprus Amax's discretion in making additional funding available under such facility. Accordingly, the Company can not predict with certainty the number of additional shares of Common Stock that will be issued to Cyprus Amax under the Financing Arrangement. If all amounts due in connection with the Financing Arrangement are repaid in cash, no shares of Common Stock will be issued to Cyprus Amax and the voting securities owned of record by Cyprus Amax will not change. The Company would issue to Cyprus Amax between approximately 28.9 million and 46.4 million shares (based on an assumed price per share of Common Stock of $6.50) under the transactions contemplated by the Proposal, assuming that Cyprus Amax elects to receive payment in shares of Common Stock, that the Cyprus Amax Guaranty is not called and that between $150 million and $250 million is borrowed under the Demand Loan Facility (with interest accruing over the period from April 1, 1996 to December 31, 1997).
The Financing Arrangement, if approved by stockholders, would reduce the interest of existing holders of outstanding shares of Common Stock, other than Cyprus Amax, based on the above assumptions from approximately 48.8 percent to between approximately 33.0 percent and
37.6 percent and increase Cyprus Amax's record ownership from approximately 51.2 percent to between approximately 62.4 percent and
67.0 percent of the outstanding shares of Common Stock.

     As a result of Cyprus Amax's rights under existing agreements that permit the issuance of Common Stock in lieu of outstanding indebtedness and other obligations, Cyprus Amax is deemed to be the beneficial owner of 62,212,228 shares or approximately 56.9 percent of the shares of Common Stock, excluding shares of Common Stock that may be issued under the Kubaka Acquisition Agreement (defined below). If the Proposal is approved by stockholders, Cyprus Amax's beneficial ownership could increase to between approximately 65.9 percent and
69.7 percent of the outstanding shares of Common Stock.

     In addition, the Company and Cyprus Amax have executed an Agreement and Plan of Merger and Reorganization, dated January 24, 1996 (the "Kubaka Acquisition Agreement"), which provides for the acquisition

by the Company of Cyprus Amax's interest in the Kubaka gold project in the Russian Federation. In the event the Kubaka Acquisition Agreement is consummated and approved by the Company's stockholders, Cyprus Amax's beneficial ownership of shares of Common Stock would increase by 16.0 million shares to approximately 62.4 percent, before the issuance of shares of Common Stock in connection with the Financing Arrangement. The number of shares issuable to Cyprus Amax under the Kubaka Acquisition Agreement is subject to further increase if additional shares are issued to satisfy certain potential obligations under the Kubaka Acquisition Agreement. See "CERTAIN TRANSACTIONS-- RELATIONSHIP WITH CYPRUS AMAX."

     Cyprus Amax, as the holder of greater than 50 percent of the outstanding shares of Common Stock, will continue to be able to elect all the directors of the Company and to direct corporate policy.




                            CAPITALIZATION
                (in millions, except per share amounts)

     The following table presents the Company's other current liabilities and capitalization as of March 31, 1996, as adjusted to give effect to (i) borrowings by the Company of $250 million under the Demand Loan Facility and (ii) repayment of amounts owed pursuant to the Financing Arrangement.

                                                                          March 31, 1996
                                         -------------------------------------------------------------------------------
                                                                                                        As Adjusted
                                                                                    Borrowing and           with
                                                      Funds      As Adjusted for  Interest Converted     Borrowings
                                          Actual   Borrowed<F1>    Borrowing       to Common Stock    Converted<F2><F3>
                                          ------   ------------  --------------   ------------------  -----------------

Other current liabilities. . . . . . . .    43.4       44.6          88.0               (44.6)               43.4
Current maturities of long-term debt . .     5.8        -             5.8                 -                   5.8
Demand note from Cyprus Amax . . . . . .     5.0      250.0         255.0              (250.0)                5.0
                                             ---      -----         -----              -------                ---
  Total Current Liabilities. . . . . . .  $ 54.2     $294.6        $348.8             $(294.6)             $ 54.2
                                           =====      =====         =====              =======              =====
Long-term debt . . . . . . . . . . . . .  $288.2     $  -          $288.2             $   -                $288.2
Stockholders' Equity:
  Preferred stock. . . . . . . . . . . .     1.8        -             1.8                 -                   1.8
  Common stock . . . . . . . . . . . . .     1.0        -             1.0                 0.5                 1.5
  Paid-in capital. . . . . . . . . . . .   340.3        -           340.3               294.1               634.4
  Accumulated deficit. . . . . . . . . .   (51.5)     (25.5)        (77.0)                -                 (77.0)
                                           ------     ------        ------              -----               ------
Total Stockholder's Equity . . . . . . .   291.6      (25.5)        266.1               294.6               560.7
                                           ------     ------        ------              -----               ------
Total Capitalization . . . . . . . . . .  $579.8     $(25.5)       $554.3              $294.6              $848.9
                                           =====      =====         =====              =======              =====
____________________

<F1> Represents $250.0 million maximum borrowing under the Demand Loan Facility note from Cyprus Amax to be used to fund remaining capital requirements for the Fort Knox project and for other general corporate purposes.  The increase in other current liabilities includes accrued interest of $33.9 million on $250.0 million borrowed under the Demand Loan Facility, $7.7 million of interest differential payable to Cyprus Amax on amounts borrowed under the Loan Agreement and $3.0 million representing amortization of a portion of the $10.0 million
     Financing and Guaranty Fee paid to Cyprus Amax.  Interest and amortization of the Financing and Guaranty Fee have been computed as though the maximum amounts were outstanding for the period from April 1, 1996 through
     December 31, 1996.  Interest for the period from April 1 through December 31, 1997 will be capitalized as part of the Fort Knox construction project.  Interest in 1997 will be expensed.  Amounts will be borrowed under the
     Demand Loan Facility as needed to complete the Fort Knox project, to provide working capital and for general corporate purposes.
<F2> Represents conversion of the maximum available under the Demand Loan Facility and accrued interest payable to
     Cyprus Amax into 45.3 million shares of Common Stock at a conversion price of [$6.50] per share, the price per share of Common Stock on [June 19, 1996.]
<F3> Does not include the previously announced purchase of the Kubaka project from Cyprus Amax (subject to the satisfaction of certain conditions) for 16.0 million shares of Common Stock, valued at $5.935 per share; and
     $73.0 million of debt funded by the Company's 50% share of assumed outside financing guaranteed by Cyprus Amax until project completion.  The purchase of Kubaka, if consummated, will be recorded at $40.2 million, plus any capitalized interest.  Project financing of $73.0 million will be recorded using proportionate consolidation and will be repaid from operations.

              DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

     The Company is authorized by its Certificate of Incorporation to issue 200.0 million shares of Common Stock and 10.0 million shares of preferred stock. As of March 31, 1996, there were approximately
96.4 million shares of Common Stock issued and outstanding and 1,840,000 shares of the Series B Preferred Stock issued and outstanding. In addition, 2.0 million shares of the Series A Preferred Stock have been authorized by the Board for issuance. All of the shares of Series A Preferred Stock are reserved for issuance under DOCLOC I. See "--Preferred Stock--Series A Preferred Stock."

COMMON STOCK

     The Company's Certificate of Incorporation authorizes the issuance of 200 million shares of Common Stock. A summary of the terms and provisions of the Common Stock is set forth below.

     Dividends. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board out of funds legally available therefor, provided that if any shares of Series A Preferred Stock and Series B Preferred Stock, or any other shares of preferred stock, are at the time outstanding, the payment of dividends on Common Stock or other distributions (including Company repurchases of Common Stock) will be subject to the declaration and payment of all cumulative dividends on outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, and any other shares of preferred stock which are then outstanding.

     Liquidation. In the event of the dissolution, liquidation or winding up of the Company, holders of Common Stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of the Company's indebtedness, and the payment of the aggregate liquidation preference of the Series A Preferred Stock, the Series B Preferred Stock, and any other shares of preferred stock then outstanding.

     Voting. The Company's stockholders are entitled to one vote for each share on all matters voted on by stockholders, including election of directors. Shares of Common Stock held by the Company or any entity controlled by the Company do not have voting rights and are not counted in determining the presence of a quorum. Directors are elected annually. Holders of Common Stock have no cumulative voting rights.

     No Other Rights. The holders of Common Stock do not have any conversion, redemption or preemptive rights.

     Transfer Agent. The transfer agent for the Common Stock is KeyCorp Shareholder Services, Inc., 1515 Arapahoe Street, Suite 1505, Denver, Colorado 80202.

     Listing. Shares of the Company's outstanding Common Stock are listed on the NYSE and the TSE.

PREFERRED STOCK

     The authorized capital stock of the Company includes 10 million shares of preferred stock, $1.00 par value per share. As a result of a public offering in August 1994, 1,840,000 shares of Series B
Preferred Stock are currently outstanding. In addition, 2.0 million shares of Series A Preferred Stock are authorized for issuance pursuant to DOCLOC I.

     Shares of the Company's preferred stock may be issued from time to time in one or more series. The Company's Board is authorized, without stockholder approval, to fix the voting rights, dividend rights and terms, any conversion rights, rights and terms of redemption (including sinking fund provisions), liquidation preferences and any other rights, preferences and restrictions of any series of preferred stock and the number of shares constituting such series and designation thereof. The terms of such preferred stock may affect adversely the voting power and other rights of the holders of Common Stock and may make it more difficult for a third party to gain control of the Company.

     SERIES A PREFERRED STOCK. The Series A Preferred Stock was designated as a series of preferred stock in connection with DOCLOC I. The Series A Preferred Stock consists of 2.0 million shares. A summary of the terms and provisions of the Series A Preferred Stock is set forth below.

     Dividends. The holders of shares of Series A Preferred Stock are entitled to receive dividends at an annual rate of $2.25 per share, which is cumulative, accrues without interest and is payable in cash in equal semi-annual installments. The Company may elect to pay any dividend due and payable in shares of Common Stock in lieu of a dividend payment in cash, unless the holder of Series A Preferred Stock delivers written notice stating that such holder elects to receive cash. The Series A Preferred Stock ranks, as to dividends, on a parity with the Series B Preferred Stock and no dividends may be made on the Series A Preferred Stock for any period unless full cumulative dividends have been paid, are paid contemporaneously or are set apart for payment on the Series B Preferred Stock.

     Liquidation Preference. Upon the liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock are entitled to receive from the assets of the Company an amount equal to the dividends accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, and a sum equal to $50.00 per share, and no more. Payment to the holders of shares of Series A Preferred Stock will be made before any payment is made or any assets distributed to holders of Common Stock or any other class or series of the Company's capital stock ranking junior as to liquidation rights to the Series A Preferred Stock. The Series A Preferred Stock ranks, as to liquidation rights, on a parity with the Series B Preferred Stock.

     Redemption at the Option of the Company. The Company, at its option, may at any time redeem the Series A Preferred Stock in whole or, from time to time, in part, for that number of shares of Common Stock obtained by dividing $50.00 by the lesser of (i) the call price (defined below) and (ii) the conversion price (defined below), plus accrued and unpaid dividends, whether or not declared or due, to the date fixed for redemption. The Company may issue up to a maximum of 12,099,213 shares of Common Stock upon redemption and conversion of and the payment of dividends on the Series A Preferred Stock, subject to adjustment of the conversion price. In the case of the redemption of shares of Series A Preferred Stock that would result in the issuance of more than 12,099,213 shares of Common Stock, the Company would pay an amount in cash in lieu of such shares equal to the lesser of the call price or the conversion price multiplied by the number of shares in excess of 12,099,213. Such cash payment will be made in 12 consecutive substantially equal quarterly payments.

     The call price with respect to a redemption of Series A Preferred Stock is equal to the greater of (i) $5.854 (subject to adjustment of the conversion price) and (ii) the average closing price per share of Common Stock as calculated for a ten day trading period ending on the fifth trading day prior to the date the notice of redemption is mailed.

     Conversion. The holder of any shares of Series A Preferred Stock will have the right, at the holder's option, to convert any or all shares of Series A Preferred Stock held by such holder into Common Stock at any time. Each share of Series A Preferred Stock is convertible into that number of shares of Common Stock obtained by dividing $50.00 by the conversion price in effect at the time. The conversion price is $8.265 and is subject to adjustment upon payment by the Company of a dividend or the making by the Company of a distribution on Common Stock in shares of Common Stock, upon the subdivision, combination or issuance by reclassification of Common Stock, or upon the issuance of rights, options or warrants to purchase shares of Common Stock at a price per share less than the then current market price. The maximum number of shares of Common Stock that the Company may issue upon redemption and conversion of and the payment of dividends on the Series A Preferred Stock is 12,099,213 shares, subject to adjustment of the conversion price. No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash. No adjustment will be made to the conversion price unless such adjustment would require an increase or decrease of at least one percent of such price.

     Voting Rights. The holders of Series A Preferred Stock are not entitled to vote except as described below or as required by law.
Shares of Series A Preferred Stock held by the Company or any entity controlled by the

Company do not have voting rights and are not counted in determining the presence of a quorum. If dividends on the Series A Preferred Stock are in arrears in an amount equal to at least three semi-annual dividend payments (whether or not consecutive), the number of members of the Board will be increased by two and the holders of Series A Preferred Stock, voting separately as a class, will have the right to vote for and elect two additional directors of the Company during the period that such dividends remain in arrears.

     The affirmative vote or consent of the holders of at least 66-2/3 percent of all outstanding shares of Series A Preferred Stock is required for the Company (i) to amend, alter or repeal any provision of the Restated Certificate of Incorporation or the Bylaws of the Company so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Series A Preferred Stock, (ii) to authorize, issue or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series ranking senior to the Series A Preferred Stock as to the payment of dividends or upon liquidation, dissolution or winding up of the Company or (iii) to effect any reclassification of the Series A Preferred Stock.

     No Preemptive Rights. The Series A Preferred Stock does not have any preemptive or subscription rights in respect of any securities of the Company. Cyprus Amax, however, does have the right to convert from time to time all or a portion of DOCLOC I and any outstanding indebtedness and/or Series A Preferred Stock into up to 12,099,213 shares of Common Stock at a conversion price of $8.265 per share (or $100 million if all 12,099,213 shares of Common Stock are converted).

     SERIES B CONVERTIBLE PREFERRED STOCK. There are 1,840,000 shares of Series B Preferred Stock currently outstanding. A summary of the terms and provisions of the Series B Preferred Stock is set forth below.

     Dividends. The holders of shares of Series B Preferred Stock are entitled to receive dividends at an annual rate of $3.75 per share, which is cumulative, accrues without interest and is payable in cash in equal quarterly installments. The Series B Preferred Stock ranks, as to dividends, on a parity with the Series A Preferred Stock and no dividends may be made on the Series B Preferred Stock for any period unless full cumulative dividends have been paid, are paid contemporaneously or are set apart for payment on any Series A Preferred Stock outstanding.

     Liquidation Preference. Upon the liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock are entitled to receive from the assets of the Company an amount equal to the dividends accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, and a sum equal to $50.00 per share, and no more. Payment to the holders of shares of Series B Preferred Stock will be made before any payment is made or any assets distributed to holders of Common Stock or any other class or series of the Company's capital stock ranking junior as to liquidation rights to the Series B Preferred Stock. The Series B Preferred Stock ranks, as to liquidation rights, on a parity with the Series A Preferred Stock.

     Redemption at Option of the Company. Shares of Series B Preferred Stock are not redeemable prior to August 15, 1997. On and after such date, the Series B Preferred Stock will be redeemable at the option of the Company, in whole or, from time to time, in part, at the following redemption prices per share, if redeemed during the 12-month period commencing on August 15, of the year indicated:


             Years                         Price per Share

             1997                              $52.625
             1998                              52.250
             1999                              51.875
             2000                              51.500
             2001                              51.125
             2002                              50.750
             2003                              50.375
      2004 and thereafter                      50.000

plus in each case accrued and unpaid dividends to, but excluding, the date of redemption.

     Conversion. The holder of any shares of Series B Preferred Stock will have the right, at the option of the holder, to convert any and all shares of Series B Preferred Stock held by such holder into shares of Common Stock at any time. Each share of Series B Preferred Stock is convertible into that number of shares of Common Stock obtained by dividing $50.00 by the conversion price in effect at the time. The conversion price is $8.25 and is subject to adjustment upon certain events, including (i) the issuance of Common Stock as a dividend or distribution on the Common Stock; (ii) a combination, subdivision or reclassification of the Common Stock; (iii) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or to purchase Common Stock at a price per share less than the then current market price; and (iv) the distribution to all holders of Common Stock of capital stock (other than Common Stock), evidences of indebtedness of the Company, assets (excluding regular periodic cash dividends), or rights, options or warrants to subscribe for or to purchase securities of the Company. No adjustment will be made to the conversion price unless such adjustment would require an increase or decrease of at least one percent of such price.

     Voting Rights. The holders of Series B Preferred Stock are not entitled to vote except as described below or as required by law. Shares of Series B Preferred Stock held by the Company or any entity controlled by the Company do not have voting rights and are not counted in determining the presence of a quorum. If dividends on the Series B Preferred Stock are in arrears in an amount equal to at least six quarterly dividend payments (whether or not consecutive), the number of members of the Board will be increased by two and the holders of Series B Preferred Stock, voting separately as a class, will have the right to elect two additional directors to the Company's Board during that period that such dividends remain in arrears.

     The affirmative vote or consent of the holders of at least 66-2/3 percent of all outstanding shares of Series B Preferred Stock is required for the Company (i) to amend, alter or repeal any provision of the Certificate of Incorporation or By-laws of the Company so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Series B Preferred Stock, (ii) to authorize, issue or increase the authorized amount of any additional class or series of stock, or any security convertible into stock of such class or series, ranking senior to the Series B Preferred Stock as to the payment of dividends or upon liquidation, dissolution or winding up of the Company or (iii) to effect any reclassification of the Series B Preferred Stock.

     No Preemptive Rights. The Series B Preferred Stock does not have any preemptive or subscription rights in respect of any securities of the Company.


                   PROPOSALS FOR 1997 ANNUAL MEETING

     The Company anticipates that the 1997 Annual Meeting of Stockholders will be held on or about May 6, 1997. The exact date, time and place for such meeting has yet to be determined. A stockholder who intends to present a proposal at that Annual Meeting should submit the written text of the proposal to the Company at its principal executive offices by November 27, 1996, in order for the proposal to be considered for inclusion in the Company's Proxy Statement for that meeting.

                         AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Commission's public reference facilities in the Commission's regional offices located at: 7 World Trade Center, 13th Floor, New York, New York 10048; and Suite 1400, Northwestern Atrium Center,
500 West Madison Street, Chicago, Illinois 60604. Copies of such material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section,
Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company is also subject to the information and reporting requirements of the securities regulatory authorities of certain provinces of Canada and files similar reports, proxy statements and other information with such authorities. The Common Stock is listed on the New York and Toronto Stock Exchanges and certain warrants to purchase Common Stock are listed on the American Stock Exchange. Such reports, proxy statements and other information can also be inspected and copied at the respective offices of these exchanges at 20 Broad Street, New York, New York 10005, 2 First Canadian Place, Toronto, Ontario, Canada M5X 1J2, and 86 Trinity Place, New York, NY 10006-1881.


           INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     This Consent Solicitation Statement incorporates by reference documents not presented herein or delivered herewith. Documents incorporated by reference herein, excluding exhibits unless specifically incorporated herein, are available without charge upon request to Secretary, Amax Gold Inc., 9100 East Mineral Circle, Englewood, Colorado 80112. Telephone requests may be directed to Investor Relations at (303) 643-5375. In order to ensure timely delivery of the documents, any request should be made by July __, 1996.

     The following portions of the following documents are incorporated herein by reference:

     (i) "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages 21-24 and "Financial Statements and Supplementary Data" on pages 25-50 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed with the Commission on March 29, 1996 (File No. 1-9620); and

     (ii) "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages 8-11 and "Financial Statements and Supplementary Data" on pages 2-7 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, filed with the Commission on May 15, 1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, subsequent to the date hereof and prior to July __, 1996 shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

                                                       APPENDIX A
                      CYPRUS AMAX GUARANTY

     THIS GUARANTY, dated as of March 19, 1996 (this
"Agreement"), by CYPRUS AMAX MINERALS COMPANY, a Delaware
 ---------
corporation (the "Guarantor"), in favor of N M ROTHSCHILD & SONS
                  ---------
LIMITED, a bank organized under the laws of England
("Rothschild"), in its capacity as the administrative agent for
  ----------
the Lender Parties (in such capacity, the "Administrative
                                           --------------
Agent").
- -----

                      W I T N E S S E T H:

     WHEREAS, pursuant to that certain Loan Agreement, dated as of October 31, 1995 and amended as of December 7, 1995 and pursuant to the Second Amendment Agreement (as so amended, the "Loan Agreement"), among (1) Amax Gold Inc., a Delaware
 --------------
corporation (the "Borrower"), (2) Fairbanks Gold Mining, Inc., a
                  --------
Delaware corporation, Guanaco Mining Company, Inc., a Delaware corporation, Lassen Gold Mining, Inc., a Delaware corporation, Melba Creek Mining, Inc., an Alaska corporation, and Nevada Gold Mining, Inc., a Delaware corporation (collectively, the "Principal Subsidiaries"), (3) Merrill Lynch Capital Corporation,
 ----------------------
a Delaware corporation ("Merrill Lynch"), ABN AMRO Bank N.V., a
                         -------------
bank organized under the laws of The Netherlands, Rothschild and The Toronto-Dominion Bank, a bank organized under the federal laws of Canada ("Toronto-Dominion"), as the Arrangers, (4) the
                 ----------------
banks and other financial institutions party thereto (collectively, the "Lenders"), (5) Merrill Lynch, as Syndication
                    -------
Agent for the Lenders, (6) Toronto-Dominion, as Documentation and Technical Agent for the Lender Parties, (7) LaSalle National Trust, N.A., a U.S. national banking association, as Collateral Agent for the Lender Parties, and (8) Rothschild, as Administrative Agent for the Lender Parties, the Lenders extended Commitments to make Loans to the Borrower;

     WHEREAS, the parties to the Loan Agreement have entered into the Second Amendment Agreement thereto, dated as of March 19,
1996 (the "Second Amendment Agreement");
           --------------------------

     WHEREAS, the Guarantor owns as of the date hereof approximately 51.2% of the issued and outstanding capital stock of the Borrower and the Borrower owns, either directly or indirectly, all of the outstanding shares of capital stock of the Principal Subsidiaries;

     WHEREAS, in consideration of the Lender Parties agreeing to the waivers and other transactions contemplated by the Second
Amendment Agreement, the Guarantor has agreed to enter into this Agreement;

     WHEREAS, the Guarantor will derive substantial direct and indirect benefit from the waivers and other transactions contemplated by the Second Amendment Agreement; and

     WHEREAS, this Agreement is the Cyprus Amax Guaranty referred to in the Second Amendment Agreement, and it is a condition precedent to the effectiveness of the Second Amendment Agreement that the Guarantor execute and deliver this Agreement;

     NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the Guarantor, the Guarantor undertakes and agrees, for the rateable benefit of each Lender Party, as follows:


             ARTICLE 1.  DEFINITIONS; INTERPRETATION
             ---------------------------------------

     SECTION 1.1. LOAN AGREEMENT TERMS; INTERPRETATION. Capitalized terms used but not defined herein (including in the preamble and recitals) have the meanings provided in the Second Amendment Agreement. This Agreement is a Loan Document, and shall be interpreted and construed in accordance with the terms and provisions of the Second Amendment Agreement (including
Section 1.1 thereof).
- -----------

     SECTION 1.2. DEFINED TERMS. In this Agreement (including its preamble and recitals), the following capitalized terms shall have the following meanings:

     "Administrative Agent" is defined in the preamble.
      --------------------                    --------

     "Agreement" is defined in the preamble.
      ---------                    --------

     "AS" is defined in clause (b)(i) of Section 3.3.
      --                -------------    -----------

     "Borrower" is defined in the first recital.
      --------                    -------------

     "Guaranteed Obligations" is defined in clause (a) of
      ----------------------                ----------
Section 2.1.
- -----------

     "Guarantor" is defined in the preamble.
      ---------                    --------

     "Guaranty" is defined in clause (a) of Section 2.1.
      --------                ----------    -----------

     "Insolvency Proceeding" is defined in clause (f)(ii) of
      ---------------------                --------------
Section 2.4.
- -----------

     "Lenders" is defined in the first recital.
      -------                    -------------

     "Loan Agreement" is defined in the first recital.
      --------------                    -------------

     "Merrill Lynch" is defined in the first recital.
      -------------                    -------------

     "Principal Subsidiaries" is defined in the first recital.
      ----------------------                    -------------

     "Rothschild" is defined in the preamble.
      ----------                    --------

     "Second Amendment Agreement" is defined in the second
      --------------------------                    ------
recital.
- -------

     "Toronto-Dominion" is defined in the first recital.
      ----------------                    -------------

ARTICLE 2.  GUARANTY; OBLIGATIONS WITH RESPECT TO SALE/LEASEBACK
- ----------------------------------------------------------------
                       OF FORT KNOX ASSETS
                       -------------------

     SECTION 2.1.  GUARANTY OF THE BORROWER'S OBLIGATIONS.

     (a) The Guarantor hereby absolutely, unconditionally and irrevocably guarantees (the "Guaranty"), for the rateable benefit
                             --------
of the Lender Parties, the full and punctual payment of principal and interest from time to time outstanding under the Loan Agreement (as such amounts may be reduced by any prepayment or repayment made by the Borrower with the proceeds of the 1994 DOCLOC Facility or otherwise, but without prejudice to any right or remedy of the Lender Parties with respect thereto) in accordance with the stated maturities thereof (and not by way of acceleration of any Obligation pursuant to Section 8.2 or 8.3 of
                                           -----------    ---
the Loan Agreement other than any such acceleration arising as a result of any Event of Default under Section 8.1.15 of the Loan
                                     --------------
Agreement) and all payments in respect of relevant Hedging Agreements and Interest Rate Protection Agreements (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, or the operation of Sections 502(b), 502(d) and 506(b) of the Bankruptcy Code, and any other similar provisions arising under Applicable Law; all such amounts and other obligations being hereinafter referred to as the "Guaranteed Obligations"). The
                                ----------------------
Guarantor hereby further covenants to indemnify and hold harmless each Lender Party for any and all costs and expenses (including reasonable attorney's fees and expenses) incurred by such Lender Party in enforcing any rights under this Section.
Notwithstanding the foregoing, except with respect to any claim made by any Lender Party under the Guaranty on or prior to the

Fort Knox Economic Completion Date and subject to Section 2.3,
                                                  -----------
the Guaranty shall terminate, and the Guarantor shall be released from its obligations under the Guaranty and this Agreement on the Fort Knox Economic Completion Date.

     (b) The Guaranty constitutes a guaranty of payment when due and not of collection, and the Guarantor specifically agrees that it shall not be necessary or required that any Lender Party exercise any right, assert any claim or demand or enforce any remedy whatsoever against any Obligor or any other Person before or as a condition to the obligations of the Guarantor under the Guaranty and this Agreement.

     (c) The Guarantor agrees that the Guaranteed Obligations will be paid as contemplated by this Agreement, regardless of any Applicable Law affecting any of such terms or the rights of any Lender Party with respect thereto.

     SECTION 2.2. REINSTATEMENT. The Guarantor agrees that the Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Lender Party, upon an Insolvency Default, all as though such payment had not been made to such Lender Party; provided, however, that for the avoidance of doubt, to the extent
- --------  -------
permitted by Applicable Law, if any payment is rescinded or restored as aforesaid at any time after the Termination Date (as defined in the Priority Agreement), the arrangements contemplated by the Priority Agreement shall be reinstated.

     SECTION 2.3. WAIVER. In addition to the other waivers provided in this Agreement, the Guarantor hereby waives each of the following to the fullest extent permitted by Applicable Law:

     (a) all presentments, demands for performance, promptness, diligence, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of acceptance of this Agreement, and demands and notices of every kind with respect to any of the Guaranteed Obligations and the Guaranty except for any demand or notice expressly provided for in this Agreement;

     (b) subject to the Priority Agreement, any requirement that any Lender Party protect, secure, perfect or insure any Lien securing any of the Guaranteed Obligations or the Guarantor's performance of its obligations hereunder, or any property subject thereto;

     (c) all statutes of limitations as a defense to any action or proceeding brought against the Guarantor by the Lender Parties or any of them, to the fullest extent permitted by Applicable
Law;

     (d) any right it may have (whether by contract, in equity or at law) to require any of the Lender Parties to proceed against, or proceed against or exhaust any security held from, any Obligor or any other Person (including any other guarantor or surety of all or any of the Guaranteed Obligations) or any collateral securing any of the Guaranteed Obligations or the Guarantor's performance of its obligations hereunder, or to pursue any other remedy in such Lender Party's power to pursue and which would lighten the Guarantor's burden;

     (e) any defense based on any claim that the Guarantor's obligations exceed or are more burdensome than those of any Obligor;

     (f) any defense based on: (i) any legal disability of the Borrower or any other Obligor, (ii) any release, discharge, modification, impairment or limitation of the liability of the Borrower or any other Obligor to any of the Lender Parties from any cause, whether consented to by the Administrative Agent or any of the other Lender Parties, or arising by operation of Applicable Law or from any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships (any such proceeding, an "Insolvency Proceeding") including any Insolvency Proceeding
 ---------------------
which results in the delay or modification of the stated maturity of payments (or the amounts thereof) of the Loans pursuant to the Loan Agreement, and (iii) any rejection or disaffirmance of any or all of the Guaranteed Obligations, or any security held for such Guaranteed Obligations, in any such Insolvency Proceeding;

     (g) any defense based on any action taken or omitted by the Administrative Agent or any of the other Lender Parties in any Insolvency Proceeding involving the Borrower or any other Obligor, including any election to have such Lender Party's claim allowed as being secured, partially secured or unsecured, any extension of credit by any of the Lender Parties to the Borrower or any other Obligor in any Insolvency Proceeding, and the taking and holding by any of the Lender Parties of any security for any such extension of credit;

     (h) any defense based on or arising out of any defense that the Borrower may have to the payment or performance of the Guaranteed Obligations or any part of them; and

     (i) all other suretyship defenses and rights of every kind or nature otherwise available under Applicable Law.

     SECTION 2.4. SALE/LEASEBACK OF FORT KNOX ASSETS. Upon the occurrence of any Event of Default permitting or requiring acceleration of any of the Obligations pursuant to Section 8.2 or
                                                   -----------
8.3 of the Loan Agreement, or upon default by the Borrower (or
- ---

Fairbanks Gold) in the performance of any of its obligations pursuant to the Permitted Fort Knox Sale-Leaseback if as a consequence of any such default by the Borrower (or Fairbanks
Gold) the lessor of any of the relevant equipment shall elect to exercise any of its remedies as a consequence thereof, the Guarantor will immediately, upon the request of the Administrative Agent, issue in favor of the lessor under the Permitted Fort Knox Sale-Leaseback an unconditional and irrevocable guaranty of all of the obligations of the Borrower (or Fairbanks Gold) in connection therewith in form and substance reasonably satisfactory to the Administrative Agent (acting in consultation with the Required Lenders); provided, however, that
                                         --------  -------
the obligations of the Guarantor to the Lender Parties to maintain such guaranty shall be discontinued in the event that the Guarantor shall have fully discharged the Borrower's (or Fairbanks Gold's) obligations with respect to the Permitted Fort Knox Sale-Leaseback or shall have arranged for equipment of a substantially similar nature to that subject to the Permitted Fort Knox Sale-Leaseback to be delivered to the Borrower (or Fairbanks Gold) at the Fort Knox Mine free and clear of all Liens and such equipment shall actually have been delivered within 180 days after the implementation of such arrangement.

          ARTICLE 3.  PROVISIONS OF GENERAL APPLICATION
          ---------------------------------------------

     SECTION 3.1.  OBLIGATIONS ABSOLUTE, ETC.  Subject to
Section 2.3, this Agreement shall remain in full force and effect
- -----------
until the earlier to occur of the Fort Knox Economic Completion
Date and the payment in full of the Guaranteed Obligations. The liability of the Guarantor under this Agreement shall be absolute, unconditional and irrevocable irrespective of:

     (a) any lack of validity, legality or enforceability of the Loan Agreement or any other Operative Document;

     (b)  the failure of any Lender Party:

          (i) to assert any claim or demand or to enforce any right or remedy against any other guarantor or surety of all or any of the Guaranteed Obligations, the Borrower, any guarantor under any Principal Subsidiary Guaranty or any other Person under the provisions of the Loan Agreement or any other document, instrument or agreement related thereto, or otherwise; or

          (ii) to exercise any right or remedy against any other guarantor or surety of, or collateral (whether pursuant to any Security Document, any Principal Subsidiary Guaranty or otherwise) securing, the Guaranteed Obligations;

     (c) any change in the time, manner or place of payment or performance of, or in any other term of, all or any of the Guaranteed Obligations or any other extension, compromise or renewal of any Guaranteed Obligation;

     (d) any reduction, limitation, impairment or termination of any Guaranteed Obligation for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of or any other event or occurrence affecting, any Obligation of any Obligor or otherwise;

     (e) any amendment to, rescission, waiver or other modification of, or any consent to departure from, any of the terms of the Loan Agreement, any Principal Subsidiary Guaranty or any other Operative Document;

     (f) any addition, enforcement, exchange, change in the priorities relating to, release, abandonment, liquidation, surrender or non-perfection of any collateral granted pursuant to any Security Document securing performance of all or any of the Guaranteed Obligations or the Guaranty or any other obligations of the Guarantor arising pursuant to this Agreement, or any amendment to or waiver or release or addition to, or consent to departure from, any other guaranty held by any Lender Party securing any of the Guaranteed Obligations; or

     (g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Obligor, any guarantor under any Principal Subsidiary Guaranty, or any other surety or any guarantor.

     The Guarantor agrees that the Guaranty is an "instrument for the payment of money only" within the meaning of Section 3213 of the New York Civil Practice Law and Rules.

     SECTION 3.2. RIGHTS OF LENDER PARTIES. The Guarantor authorizes each of the Lender Parties to perform any or all of the actions described or implied in Section 3.1 and in addition,
                                    -----------
the following actions at any time, in each case, in its sole discretion, all without notice to the Guarantor and without affecting the Guarantor's obligations under this Agreement:

     (a)  Any Lender Party may, subject to the Priority
Agreement, direct the order and manner of any sale of all or any part of any security now or later to be held for any of the Guaranteed Obligations or the Guarantor's obligations under this

Agreement, and such Lender Party may also bid and purchase at any such sale.

     (b)  Subject to the provisions of Section 4.13 of the Loan
                                       ------------
Agreement and the Priority Agreement, any Lender Party may accept and apply any payments or recoveries from the Borrower, the Guarantor or any other source, and any proceeds of any security, to the Guaranteed Obligations in such manner, order and priority as such Lender Party may elect, whether or not those obligations are guarantied by this Agreement or secured at the time of the application.

     (c) Any Lender Party may substitute, add or release any one or more guarantors or endorsers.

     (d) In addition to the Loans, any one or more of the Lender Parties may extend any other credit to any Obligor, and may take and hold security for the credit so extended, all without affecting the Guarantor's liability under this Agreement or the obligations of any other guarantor under any Principal Subsidiary Guaranty to which it is a party.

     SECTION 3.3.  WAIVERS OF SUBROGATION AND OTHER RIGHTS.

     (a) If any default by the Guarantor under this Agreement shall have occurred and be continuing, but at all times subject to the Priority Agreement, the Lender Parties, in their sole discretion, with prior notice to the Guarantor, may elect to:
(i) foreclose either judicially or nonjudicially against any real or personal property security held for the Guaranteed Obligations, (ii) accept a transfer of any such security in lieu of foreclosure, (iii) compromise or adjust any of the Guaranteed Obligations or any part of any Guaranteed Obligation or any guarantor or surety of any of the Guaranteed Obligations or
(iv) exercise any other remedy against the Guarantor or any security. Subject to the Priority Agreement, no such action by a Lender Party shall release or limit the liability of the Guarantor, who shall remain liable under this Agreement after the action, even if the effect of the action is to deprive the Guarantor of any subrogation rights, rights of indemnity, or other rights to collect reimbursement from the Borrower or any Principal Subsidiary for any sums paid to any of the Lender Parties, whether contractual or arising by operation of Applicable Law or otherwise. Subject to the Priority Agreement, the Guarantor expressly agrees that under no circumstances shall it be deemed to have any right, title, interest or claim in or to any real or personal property to be held by any of the Lender Parties or any third party after any foreclosure or transfer in lieu of foreclosure of any security for the Guaranteed Obligations.

     (b) Regardless of whether the Guarantor may have made any payments to any Lender Party, the Guarantor waives, subject to the Priority Agreement, until the prior payment, in full and in cash, of all Guaranteed Obligations:

          (i) all rights of subrogation and reimbursement, all rights of indemnity, and any other rights to collect reimbursement from the Borrower or any Principal Subsidiary for any sums paid to any Lender Party, whether contractual or arising by operation of Applicable Law (including under Alaska Statutes ("AS") 45.03.419, Sections 2847 or 2848 of
                       --
     the California Civil Code, under any provisions of the United States Bankruptcy Code, or any successor or similar statutes) or otherwise,

          (ii)  all rights to enforce any remedy that any Lender
     Party may have against the Borrower or any Principal
     Subsidiary, and

          (iii) all rights to participate in any security now or later to be held by any Lender Party for any of the Guaranteed Obligations. The Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement, indemnification and contribution the Guarantor may have against the Borrower or any Principal Subsidiary or against any collateral or security, shall be junior and subordinate, and to all right, title and interest any Lender Party may have in any such collateral or security. If any amount shall be paid to the Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all of the Guaranteed Obligations have not been paid or otherwise performed in full, such amount shall be held in trust for the Lender Parties and shall forthwith be paid over to the Lender Parties to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents (including Section 4.13 of the Loan Agreement).

     (c) THE GUARANTOR WAIVES ALL RIGHTS AND DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY ANY OF THE LENDER PARTIES (SUBJECT TO THE PRIORITY AGREEMENT), EVEN THOUGH THAT ELECTION OF REMEDIES, SUCH AS A NONJUDICIAL FORECLOSURE WITH RESPECT TO SECURITY FOR A GUARANTEED OBLIGATION, HAS DESTROYED THE GUARANTOR'S RIGHTS OF SUBROGATION AND REIMBURSEMENT AGAINST THE BORROWER OR ANY PRINCIPAL SUBSIDIARY BY THE OPERATION OF

APPLICABLE LAW, INCLUDING AS 45.03.605 OR SECTION 580d OF THE
CALIFORNIA CODE OF CIVIL PROCEDURE OR OTHERWISE.

     (d) The Guarantor understands and acknowledges that if the Lender Parties foreclose, subject to the Priority Agreement, judicially or nonjudicially against any real property security for any of the Guaranteed Obligations, that foreclosure could impair or destroy any ability that the Guarantor may have to seek reimbursement, contribution or indemnification from the Borrower or any Principal Subsidiary or others based on any right the Guarantor may have of subrogation, reimbursement, contribution or indemnification for any amounts paid by the Guarantor under this Agreement. The Guarantor further understands and acknowledges that in the absence of the waivers by the Guarantor set forth in this Section, such potential impairment or destruction of the Guarantor's rights, if any, might entitle such Guarantor to assert a defense to this Agreement based on AS 45.03.605, Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265, Cal. App.2d 40 (1968) or other
- ---------------------
Applicable Law. With such understanding and without limitation on any of the foregoing provisions of this Section, by executing this Agreement, pursuant to AS 45.03.605(h) or other Applicable Law, the Guarantor freely, irrevocably and unconditionally (but subject to the Priority Agreement):

          (i) waives and relinquishes that defense and agrees that the Guarantor will be fully liable under this Agreement even though the Lender Parties may foreclose judicially or nonjudicially against any real property security for the Guaranteed Obligations;

          (ii) agrees that the Guarantor will not assert that defense in any action or proceeding which a Lender Party may commence to enforce this Agreement;

          (iii) acknowledges and agrees that the rights and defenses waived by the Guarantor in this Agreement include any right or defense that the Guarantor may have or be entitled to assert based upon or arising out of any one or more of the circumstances set forth in AS 45.03.605 or Sections 580a, 580b, 580d or 726 of the California Code of Civil Procedure of Section 2848 of the California Civil Code (including any defense that any exercise by the Lender Parties of any right or remedy hereunder or under the Loan Documents violates, or would, in combination with the previous or subsequent exercise by the Guarantor of any rights of subrogation, reimbursement, contribution or indemnification against the Borrower or any Principal Subsidiary or any other Person, directly or indirectly result in, or be deemed to be, a violation of any of such statutory provisions); and

          (iv) acknowledges and agrees that each of the Lender Parties is relying on this waiver in entering into the Second Amendment Agreement, and that this waiver is a material part of the consideration which each of the Lender Parties is entering into the Second Amendment Agreement.

     (e) Based on the representations and warranties of the Guarantor set forth herein, the Guarantor hereby forever and completely waives any right the Guarantor might otherwise have to assert or claim, as part of a defense against any action taken by any Lender Party against the Guarantor under this Agreement after a Lender Party shall have, subject to the Priority Agreement, completed an action against the Borrower or another Obligor for the enforcement of any of the Guaranteed Obligations, that such action against the Guarantor is barred by operation of California Civil Code Section 7260 or any "one action" or "one form of action" statute (or any similar Applicable Law limiting a creditor's remedies or the manner in which such remedies may be enforced) on the theory that this Agreement and the Loan Agreement are part and parcel with the Guaranteed Obligations as one integrated transaction, rather than related but separate and distinct transactions, or on the theory that any Obligor is the alter ego of the Guarantor or the Guarantor is the alter ego of any Obligor.

     (f) Without limitation on any of the other waivers of the Guarantor hereunder, the Guarantor hereby specifically waives the benefit of (and any and all rights arising out of) California Civil Code Section 2845, or any similar statute arising under Applicable Law, which gives a guarantor or surety the power to require a creditor to proceed against the principal, or to pursue any other remedy in the creditor's power which the guarantor or surety can not pursue, and which would lighten the guarantor's or the surety's burden.

     (g) The covenants and waivers of the Guarantor contained in this Section shall survive termination of this Agreement and are made for the benefit of each of the Lender Parties, the Borrower, the Principal Subsidiaries and any other person against whom the Guarantor shall at any time have any rights of subrogation, reimbursement, contribution or indemnification with respect to the Guarantor's obligations under this Agreement. The covenants and waivers of the Guarantor contained in this Section are in all cases subject to the Priority Agreement.

     SECTION 3.4.  CONSENT OF GUARANTOR.   Prior to the Fort Knox
Economic Completion Date, the Administrative Agent shall not enter into any amendment to, waiver or other modification of, or give any consent to a departure from, any of the material terms of the Loan Agreement, any Principal Subsidiary Guaranty or any

other Operative Document without the prior written consent of the Guarantor.

           ARTICLE 4.  REPRESENTATIONS AND WARRANTIES
           ------------------------------------------

     In order to induce the Lender Parties to enter into the Second Amendment Agreement and, in the case of the Lenders, to make, maintain, continue and/or convert Loans, the Guarantor represents and warrants unto the Administrative Agent (for the rateable benefit of the Lender Parties) as set forth in Sections
                                                        --------
4.01, 4.02, 4.03 and 4.04 of the Competitive Advance Facility
- ----  ----  ----     ----
Agreement as in effect on the Amendment Effective Date with the intent that references therein to "this Agreement", "Loan Documents" and the like shall be deemed to be references to this Agreement and the Priority Agreement. The representations and warranties set forth in this Section shall be made upon the date hereof, the Amendment Effective Date and the delivery of each Borrowing Request.

                      ARTICLE 5.  COVENANTS
                      ---------------------
     Cyprus Amax agrees with the Administrative Agent (for the rateable benefit of the Lender Parties) that, at all times on or prior to the Fort Knox Economic Completion Date, it will perform the obligations set forth in Sections 7.01 and 7.05 of the
                             -------------     ----
Competitive Advance Facility Agreement as in effect on the Amendment Effective Date with (a) references to this "Agreement" being deemed to be references to the Loan Agreement and the other Loan Documents and (b) references to the "Required Lenders" being deemed to be references to the Required Lenders under the Loan Agreement.

                    ARTICLE 6.  MISCELLANEOUS
                    -------------------------

     SECTION 6.1. WAIVERS, AMENDMENTS, ETC. The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Guarantor and the Administrative Agent (acting with the approval of the Required Lenders or all the Lenders, as may be required pursuant to the Loan Agreement).

     No failure or delay on the part of the Administrative Agent in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Guarantor in any case shall entitle it to any notice or demand in similar or other circumstances. No

waiver or approval by the Administrative Agent under this Agreement shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

     SECTION 6.2. NOTICES. All notices and other communications provided to any party hereto under this Agreement shall be in writing and sent by hand delivery, courier delivery, first class prepaid post, telex (if the receiving party shall have telex facilities) or facsimile and addressed or delivered to it at its address set forth below its signature hereto and designated as its "Address for notices" or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with first class postage prepaid, shall be deemed given when delivered; any notice, if sent by hand or courier delivery, shall be deemed given when delivered; and any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback received at both the beginning and the end of the relevant transmission in the case of telexes and transmission completed and confirmed by the sending facsimile machine in the case of facsimiles).

     SECTION 6.3. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto (and in the case of the Administrative Agent, to the rateable benefit of the Lender Parties) and their respective successors and assigns; provided, however, that:
                        --------  -------

     (a) the Guarantor may not assign, delegate or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent and all the Lenders; and

     (b)  the rights of sale, assignment and transfer of the
Agents and the Lenders are subject to Article 9 and Section 10.11
                                      ---------     -------------
of the Loan Agreement.

     SECTION 6.4. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 6.5.  HEADINGS.  The various headings of this
Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof or thereof.

     SECTION 6.6  GOVERNING LAW; ENTIRE AGREEMENT.

     (a)  THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE
UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

     (b) Upon the Amendment Effective Date, except with respect to the Borrower's obligations to indemnify and pay the costs and expenses of the Underwriters as set forth in the Commitment Letter, this Agreement, together with the other Loan Documents, constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto (including the Commitment Letter (except as aforesaid), the Indicative Summary Terms for $250,000,000 Senior Term Loan Facility, dated August 15, 1995, and the Information Memorandum).

     SECTION 6.7. FORUM SELECTION AND CONSENT TO JURISDICTION, WAIVER OF IMMUNITY. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT OR THE GUARANTOR MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK, BOROUGH OF MANHATTAN, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND IN ADDITION ANY SUIT SEEKING ENFORCEMENT AGAINST ANY PROPERTY OF THE GUARANTOR MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH PROPERTY MAY BE LOCATED OR DEEMED LOCATED. THE GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, BOROUGH OF MANHATTAN, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. SERVICE OF PROCESS MAY BE MADE UPON THE GUARANTOR BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO IT IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT'S ADDRESS AND THE GUARANTOR HEREBY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING IN NEW YORK ARISING OUT OF THIS AGREEMENT BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS FOR NOTICES SET FORTH BELOW ITS SIGNATURE HERETO. THE GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
TO THE EXTENT THAT THE GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

     SECTION 6.8. Waiver of Jury Trial. EACH OF THE ADMINISTRATIVE AGENT, ON BEHALF OF THE OTHER LENDER PARTIES, AND THE GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY OTHER LENDER PARTY, THE GUARANTOR, AND ANY AND ALL OTHER GUARANTORS OR SURETIES OF ALL OR ANY OF THE GUARANTEED OBLIGATIONS. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT ENTERING INTO THIS AGREEMENT.

     SECTION 6.9. INCORPORATION OF MISCELLANEOUS PROVISIONS. The parties hereto agree that the provisions of Sections 4.6
                                                ------------
(Taxes), 4.7 (Mitigation), 4.8 (Payments, Computations, etc.),
         ---               ---
4.9 (Proration of Payments), 4.10 (Miscellaneous Provisions for
- ---                          ----
Payments in Gold) and 4.11 (Setoff), and the last sentence of
                      ----
Section 10.11.2 (Participations)  of the Loan Agreement shall
- ---------------
apply mutatis mutandis to the Guarantor as if set forth herein
      ------- --------
except that references to an "Obligor" or the like shall be deemed to be references to the Guarantor.




     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

                              The Guarantor:
                              -------------

                              CYPRUS AMAX MINERALS COMPANY


                              By: /s/ Francis J. Kane
                                 -------------------------------------
                              Name Printed: Francis J. Kane
                                           ---------------------------
                              Title:  Vice President, Investor
                                    ----------------------------------
                                      Relations and Treasurer

                              Address for notices:

                              9100 East Mineral Circle
                              Englewood
                              Colorado 80112
                              USA

                              Attention:
                                        ------------------------------
                              Facsimile No.: [                       ]
                                              -----------------------
                              Telex No.: [                           ]
                                          ---------------------------
                              (Answerback [                         ])
                                           -------------------------

                              The Administrative Agent:

                              per pro N M ROTHSCHILD & SONS
                                LIMITED


                              By: /s/ Andrew Wright
                                 -------------------------------------
                              Name Printed: Andrew Wright
                                           ---------------------------
                              Title: Assistant Director
                                    ----------------------------------


                              By: /s/ D.R. Beadle
                                 -------------------------------------
                              Name Printed: D.R. Beadle
                                           ---------------------------
                              Title: Assistant Director
                                    ----------------------------------

                              Address for notices:

                              New Court
                              St. Swithin's Lane
                              London   EC4P 4DU
                              England

                              Attention: Dr. Michael A. Price
                              Facsimile No.: 44-171-280-5679
                              Telex No.: 888031

                                                            APPENDIX B
                           CREDIT AGREEMENT

     This Credit Agreement, dated as of March 19, 1996 ("Agreement"), by and between Amax Gold Inc., a Delaware corporation (the
"Borrower"), and Cyprus Amax Minerals Company, a Delaware corporation (the "Lender");


                              WITNESSETH:

     WHEREAS, on the date of this Agreement the Lender indirectly owns shares of the Borrower's common stock, par value $0.01 per share
("Common Stock") constituting approximately 51.2% of the Borrower's outstanding Common Stock;

     WHEREAS, the Borrower needs financial support from the Lender to finance increases in actual and projected capital expenditures necessary to construct and develop the Fort Knox mine and to provide working capital, and the Lender is willing to provide to the Borrower up to $250,000,000 of financing for such needs and for general corporate purposes, on the terms of this Agreement;

     WHEREAS, each party has determined, after consulting with an independent investment banking firm, that it is in the best interest of such party that such financing from the Lender be provided on the terms and conditions set forth in this Agreement;

     WHEREAS, the Borrower and the Lender each have had the transactions contemplated by this Agreement approved by its Board of Directors (and the Borrower having had such transactions approved separately by the Special Committee of the Borrower's Board of Directors, which consists solely of those Directors who are unaffiliated with the Lender);

     NOW THEREFORE, the parties hereby agree to the following terms and conditions:


                               ARTICLE I

                     AMOUNTS AND TERMS OF THE LOAN

     SECTION 1.01 Amount of Credit. Subject to the terms and conditions hereof, the Lender agrees to make one or more loans (individually a "Loan" and collectively the "Loans") to the Borrower from time to time during the period that commences on the date hereof and ends on the earlier of (i) December 31, 2001 or (ii) the date on which the Lender notifies Borrower that Loans will no longer be made available hereunder (the expiration date determined by (i) or (ii) is herein called the "Expiration Date"), in an aggregate principal amount up to but not exceeding at any one time outstanding the sum of $250,000,000 (the "Maximum Loan Amount"). During such period the Borrower may borrow, pay and prepay in whole or in any part, all in accordance with the terms and conditions hereof. Each borrowing and cash prepayment of principal, if any, shall be in an amount equal to an integral multiple of $1,000,000.

     SECTION 1.02 Making the Loans. The Borrower shall give the Lender notice of each borrowing hereunder not later than 11:00 a.m. Denver, Colorado, time at least two (2) Business Days prior to the date a Loan is requested to be made, specifying the inception date, the amount thereof and the initial Interest Period for such Loan.

The Lender shall have no obligation to make any Loans hereunder. The Lender shall advise the Borrower prior to the end of the Business Day prior to the date upon which a Loan is requested to be made whether the Lender has agreed to make the Loan. If the Lender agrees to make a Loan hereunder, the Lender will arrange the Loan and confirm the details in writing to the Borrower. On the inception date of the borrowing, the Lender will make the proceeds of the Loan available to the Borrower in immediately available funds at the Borrower's account with Chemical Bank, New York (or any successor thereto), or as the Borrower may otherwise direct in such notice.

     Without regard to the applicable Interest Period of any Loan, the Loans hereunder shall be payable upon demand by Lender specifying the amount of Loans to be repaid and the date of payment.

     The Loans to the Borrower shall be evidenced by a grid Note of the Borrower substantially in the form of Exhibit A hereto (the "Note"). The Note will evidence the obligation of the Borrower to pay the aggregate unpaid principal amount of all Loans made by the Lender upon demand by the Lender pursuant to Section 1.01 of this Agreement, together with all accrued interest on such Loans. Entries made on the grid schedules of the Note by the Lender reflecting borrowings, payments and interest rate calculations under this Agreement shall constitute, absent proven error, prima facie evidence of the transactions represented by such entries. The Note shall (i) be dated the date of the initial Loan hereunder, (ii) be payable in accordance with its terms and the terms of this Agreement and (iii) evidence the obligation of the Borrower to pay interest on each Loan made hereunder from the date of such Loan on the unpaid principal amount thereof outstanding from time to time, calculated in accordance with the provisions of Section 1.03 and the outstanding principal amount of such Loan in accordance with Section 1.06 or Section 1.07 of this Agreement pursuant to the repayment notice given by the Borrower under the applicable section of this Agreement. Except for the payment referenced in Section 1.07 hereof, the Borrower shall make each payment (including any cash prepayment) hereunder and under the Note, not later than the close of business of the day when due by wire transfer, in lawful money of the United States of America to the Lender, at its address referred to in Section 7.02 or as otherwise directed by the Lender, in immediately available funds.

     SECTION 1.03 Payment of Interest. Each Loan made by the Lender pursuant to this Agreement shall bear interest on the principal balance thereof from time to time unpaid at an annual rate equal to the LIBOR Rate (as defined herein) for the interest period selected by the Borrower at its option for a period of one, three or six months, or such other periods as are agreed between the Borrower and the Lender (each, an "Interest Period"), and as set forth in the notice of borrowing referred to in Section 1.02 hereof or the notice of Interest Period selection referred to in Section 1.05 hereof, as the case may be, plus 2.25% per annum, except as otherwise provided in this Section. Interest on each Loan shall be due and payable in full on the earlier of (i) last day of the Interest Period applicable to such Loan and (ii) the date upon which the Lender demands that the Loan be repaid, and, in the case of any Interest Period in excess of three months, at the end of each calendar quarter occurring during the term thereof. The term "LIBOR Rate" shall have the meaning ascribed to it in the Revolving Credit Agreement, dated as of April 15, 1994, between the Lender and the Borrower, whether or not such Agreement shall have been terminated at the time of such interest calculation. If the Borrower fails to make any payment to the Lender of the principal of or interest on any Loan when such payment becomes due, such Loan shall accrue interest at a rate that is 1.0% per annum higher than the rate otherwise payable with respect to such Loan and such higher rate shall continue until such default in payment by the Borrower is cured. All computations of interest under the Note shall be made by the Lender on the basis of a year of 360 days, consisting of twelve 30-day months, for the actual number of days (including the first day but excluding the last day) elapsed.

     SECTION 1.04 Prepayments in Cash. On any interest payment date, or as otherwise agreed by the Lender, the Borrower may make cash prepayments of principal of one or more Loans (which Loans shall be designated by the Borrower) in an amount equal to an integral multiple of $1,000,000, and shall be made without premium or penalty, but together with interest accrued, if any, on the amount of each prepaid Loan (at the interest rate

applicable to such Loan) to the date of prepayment and shall be applied to the Loans as requested by the Lender. The Borrower shall give Lender at least ten (10) Business Days notice of any such prepayment; provided, that, if the Lender shall require additional time to obtain the approvals that are necessary to elect to accept such payment in Common Stock pursuant to Section 1.07, the Lender may extend such payment date for a reasonable period of time. All such cash payments shall be made by wire transfer in immediately available funds to an account designated by the Lender.

     SECTION 1.05 Interest Period Selection. The Borrower shall have the option to select a new Interest Period for each Loan, which period shall take effect at the end of the then current Interest Period with respect to such Loan. The Borrower shall give the Lender notice of such Interest Period selection pursuant to this Section 1.05 not later than 11:00 a.m. Denver, Colorado, time at least two (2) Business Days prior to the last day of the applicable Interest Period, specifying the new Interest Period for such Loan. If the Borrower does not deliver such notice of Interest Period selection to the Lender as set forth herein, the Interest Period for such Loan shall be the same number of months as the immediately preceding Interest Period for such Loan. The selection of a subsequent Interest Period shall not be deemed to constitute a new Loan for purposes of this Agreement.

     SECTION 1.06 Payment on Non-Business Days. Whenever any payment to be made hereunder or under the Note shall be stated to be due on a date which is a Saturday, Sunday or a public holiday or the equivalent for Lender or for banks generally under the laws of the State of Colorado (any other day being a "Business Day"), such payment may be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest due.

     SECTION 1.07 Payment in Common Stock. At the Lender's election, which may be exercised by its giving written notice to the Borrower at least two (2) Business Days prior to the date (i) upon which the Lender has demanded payment of the Note, (ii) upon which any interest payment is due, or (iii) on which any repayment or prepayment of the
Note is to be made in accordance with Section 1.04 (unless such date is extended for a reasonable period of time by the Lender at the Lender's election), the Lender may require the Borrower to issue to the Lender Common Stock in lieu of a payment of amounts outstanding under the Note; provided, that such issuance shall be subject to (a) the acceptance by the New York Stock Exchange (the "NYSE") of a listing application for the issuance of shares of Common Stock of the Borrower therefor and (b) shareholder approval by the shareholders of the Borrower as to such issuance. The number of shares of Common Stock that shall be issued shall be equal to (I) the dollar amount of payment demanded or due on such date divided by (II) the Average Market Price (as defined below). The "Average Market Price" shall equal the average of the closing prices of the Common Stock on the NYSE over the five (5) NYSE trading days ending on the Business Day prior to the date that such demand is made, provided, that such Average Market Price shall be subject to adjustment for extraordinary dividends or distributions, stock splits, stock dividends and similar capital events occurring during such five (5) NYSE trading-day period.

     SECTION 1.08 Regulatory Approvals. As a condition precedent to issuing any Common Stock to the Lender pursuant to Section 1.07 hereof, the Borrower shall have obtained all authorizations and approvals of, and all other actions required to be taken by, any applicable governmental authority or regulatory body or stock exchange and shall have given all notices to, and made all filings with, any such governmental authority or regulatory body or stock exchange, that may be required in connection with such issuance of such Common Stock.

     SECTION 1.09 Failure to Obtain Regulatory Approvals. In the event the Borrower is unable to obtain all authorizations and approvals required for the issuance of any Common Stock pursuant to Section 1.08 hereof, such failure shall not constitute a default. If the Common Stock was to be issued to pay an interest or principal payment due under the Note, such payment shall be made by the Borrower in immediately available funds on the date such payment is due in accordance with Section 1.03 or 1.04 of this Agreement, as the case may be, and the Note.

                              ARTICLE II

                         CONDITIONS OF LENDING

     SECTION 2.01 Conditions Precedent to Making the Initial Loan. The obligation of the Lender to make the initial Loan is subject to the following conditions precedent:

          (a) The Lender shall have received on or before the day the initial Loan is made all of the following, in form and substance reasonably satisfactory to the Lender:

                   (i)   The Note duly executed by the Borrower;

                  (ii) Copies of the borrowing resolutions of the Board of Directors of the Borrower authorizing the execution and delivery of this Agreement and the Note as well as the Borrower's performance of all of the covenants, obligations and other undertakings of the Borrower contemplated by this Agreement and the Note and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Note, certified by the Secretary or an Assistant Secretary of the Borrower;

                 (iii)   A certificate of the Secretary or an
          Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Note and any other documents to be delivered hereunder;

                  (iv)   A favorable opinion of counsel of the
          Borrower, as to matters referred to in Section 3.01 of this Agreement; and

                   (v)   A Notice of Borrowing under Section 1.02.

          (b) On the date of such Loan the following statements shall be true:

                   (i) The representations and warranties of the Borrower contained in Section 3.01 are true and correct in all material respects and shall be deemed to have been made on and as of the date of such Loan (or of a subsequent Loan for the purposes of Section 2.02);

                   (ii) No event has occurred and is continuing, or would result from such Loan (or from a subsequent Loan for the purposes of Section 2.02), which constitutes an Event of Default (as defined in Article V) or would constitute an Event of Default but for the requirement that notice be given or time elapse or both; and

     SECTION 2.02 Conditions Precedent to Subsequent Loans. The obligation of the Lender to make each subsequent Loan is subject to the conditions precedent that on the date of any such subsequent Loan the statements made in Section 2.01(b)(i) and (ii) shall be true.

                              ARTICLE III

                    REPRESENTATIONS AND WARRANTIES

     SECTION 3.01 Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

          (a) The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to execute, deliver and perform its obligations under this Agreement and the Note.

          (b) The execution, delivery and performance by the Borrower of this Agreement and the Note have been, or in the case of the issuance of Common Stock will be on or prior to the date of issuance, duly authorized by all necessary corporate action (including authorization of the Board of Directors of the Borrower to issue the Common Stock required to be issued pursuant to Articles of this Agreement) and do not (and, in the case of the Common Stock, such Common Stock will not at the time the same is to be issued):

                   (i) violate any provision of the Certificate of Incorporation, as amended, or By-Laws of the Borrower or any law, order, writ, judgment, decree, determination or award, in each case as presently in effect and having applicability to the Borrower; or

                  (ii) result in a breach of or constitute a default under any material indenture, bank loan agreement, credit agreement, bullion loan or other material agreement to which the Borrower is a party or by which any of its properties or the properties of any of its Subsidiaries, are presently bound. As used in this Agreement, the term "Subsidiary" shall mean, as to the Borrower, any corporation of which at least a majority of the outstanding shares of stock, having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), is at the time directly or indirectly owned or controlled by the Borrower or one of more of its Subsidiaries.

          (c) No authorization or approval of, or other action by, and no notice to or filing with, any governmental authority or regulatory body, other than the Securities and Exchange Commission ("SEC"), is required for the due execution, delivery and performance by the Borrower of this Agreement (except for such notices, any necessary shareholder approvals, registrations, stock exchange listings or filings as may be required in connection with issuing the Common Stock) or the Note.

          (d) This Agreement is, and the Note when executed and delivered will be, legal, valid and binding obligations of the Borrower enforceable against it in accordance with their respective terms (subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles).

          (e) The Common Stock, when issued in accordance with the terms of this Agreement will be validly issued, fully paid and nonassessable.


                              ARTICLE IV

                       COVENANTS OF THE BORROWER

     SECTION 4.01 Payment of Principal, Premium and Interest. The
Borrower duly and punctually will pay or cause to be paid the principal of and interest on the Loans evidenced by the Note according to the terms thereof.

     SECTION 4.02 Reports, etc. The Borrower will furnish to the Lender the following reports, information and documents:

              (i) within 15 days after the Borrower is required to file the same with the SEC, copies of the annual reports on Form 10-K, proxy statements, quarterly reports on Form 10-Q, and of such reports, notices, documents and other information (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that the Borrower may be required to file with the SEC pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934, as amended, or with the principal securities exchange (or successor thereto) in the United States on which securities of the Borrower are listed and, upon distribution thereof, a copy of each report, proxy statement, notice, document or other information sent by the Borrower to all of its stockholders; and

             (ii) promptly upon demand, such other information respecting the financial condition, operations and properties of the Borrower and its consolidated Subsidiaries as the Lender reasonably may request; provided that the Lender shall maintain the confidentiality thereof in the same manner as the Lender maintains the confidentiality of its own information of like nature.

     SECTION 4.03 Inspection. So long as this Agreement is in effect or the Note is outstanding, the Borrower will permit the Lender or any of its authorized representatives, at the Lender's expense, to inspect at all reasonable times all properties, books and records of the Borrower or any of its consolidated Subsidiaries reasonably related to the overall financial and business condition of the Borrower and its consolidated Subsidiaries or to the observance and performance by the Borrower of its obligations hereunder and under the Note, and to discuss the business and affairs of the Borrower and its consolidated Subsidiaries with its officers and independent accountants (and by this provision the Borrower authorizes said accountants to discuss with the Lender or such authorized representatives, the finances and affairs of the Borrower and its consolidated Subsidiaries), all as often as reasonably may be requested, subject to appropriate obligations of confidentiality.

     SECTION 4.04 Compliance With Laws. The Borrower shall comply, in all material respects, with all applicable laws, rules, regulations and orders, except where the failure would not have a material adverse effect on the Borrower's ability to perform under this Agreement and the Note.

     SECTION 4.05 Listing Approval. The Borrower promptly shall use all reasonable efforts to obtain the acceptance of the NYSE of a listing application for the Common Stock to be issued pursuant to the terms of this Agreement and, if so required as a condition to such listing, to obtain the approval of a majority of its shareholders for the issuance for such Common Stock.

     SECTION 4.06 Security for Obligations. As security for the full and punctual payment when due of all obligations arising under this Agreement (including all such amounts that would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. Section 362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code,
11 U.S.C. Sections 502(b) and 506(b), and any other similar provisions arising under applicable law), the Borrower hereby grants to the Lender

a security interest in all of the Borrower's right, title and interest, whether now existing or hereafter arising or acquired, in the Collateral (as defined in the Collateral Agreements referred to in the Loan Agreement pursuant to which the Borrower is financing the construction of the Fort Knox Mine) in the form and manner contemplated by the Collateral Agreements. The Borrower agrees to execute such documents and to make such filings as shall be necessary and desirable in the opinion of the Lender to perfect and protect the security interest granted hereby over the Collateral as soon as practicable after the date hereof.


                               ARTICLE V

                           EVENTS OF DEFAULT

     SECTION 5.01 Events of Default. If any of the following events (each, an "Event of Default") shall occur and be continuing:

          (a) The Borrower shall (i) fail to pay the principal of or any interest on the Note when due, or (ii) fail to perform or observe any other term, covenant or condition contained in this Agreement or in the Note on its part to be performed or observed and any such failure shall remain unremedied for five (5) Business Days in the case of clause (i) and thirty (30) days in the case of clause (ii) after the same is discovered by any Senior Officer of the Borrower; or

          (b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in any certificate or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made and such incorrect representation or warranty shall not have been corrected within ten (10) days after the same is discovered by any Senior Officer of the Borrower; or

          (c) The Borrower shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or seeking to adjudicate it a bankrupt or insolvent or seeking reorganization, arrangement, adjustment, or composition of it or its debts under the law of any jurisdiction relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, with respect to any involuntary proceeding instituted against the Borrower, such proceeding shall not be dismissed within sixty (60) days;

then, and in any such event, the Lender, by notice to the Borrower, may take either or both of the following actions: (i) terminate this Agreement; or (ii) declare the principal balance outstanding under the Note and all interest accrued and unpaid thereon, and all other sums due hereunder, to be due and payable without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of an Event of Default specified in subparagraph (c) above,
(x) the Borrower's ability to borrow hereunder automatically shall be terminated and (y) the Note, all such principal and interest and all such other sums due hereunder automatically shall become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

                              ARTICLE VI

                   PROVISIONS REGARDING COMMON STOCK

     SECTION 6.01 Reservation of Shares of Common Stock. The Borrower agrees that it will, at all times prior to the Expiration Date, undertake all such further acts and assurances as may be reasonably required to reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock for the purpose of enabling it to satisfy any obligation to issue shares of Common Stock pursuant to Section 1.07, shares of Common Stock deliverable pursuant to Section 1.07. Before taking any action that would cause an issuance of shares of Common Stock below the then par value (if any) of the shares of Common Stock issuable pursuant to Section 1.07, the Borrower shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Borrower may validly and legally issue fully paid and non-assessable shares of Common Stock.

     SECTION 6.02 Transfer Taxes, Etc. The Borrower shall pay any and all documentary stamp, issue or transfer taxes, and any other similar taxes payable in respect of the issue or delivery of shares of Common Stock issuable pursuant to Section 1.07; provided, however, that the Borrower shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the Lender and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Borrower the amount of any such tax or has established, to the satisfaction of the Borrower, that such tax has been paid.

     SECTION 6.03 Consolidation or Merger or Sale of Assets. Notwithstanding any other provision herein to the contrary, in case of any consolidation or merger, sale or transfer to which the Borrower is a party and pursuant to which there is a change in the Common Stock of the Borrower, then lawful provision, in a manner and on terms reasonably satisfactory to counsel for the Lender, shall be made by the corporation formed by such consolidation or the corporation whose securities, cash or other property will immediately after the merger or consolidation be owned, by virtue of the merger or consolidation, by the holders of Common Stock immediately prior to the merger or consolidation, or the corporation which shall have acquired such assets or securities of the Borrower (collectively the "Formed, Surviving or Acquiring Corporation"), as the case may be, providing that the Lender shall have the right thereafter to receive shares of common stock of such Formed, Surviving or Acquiring Entity pursuant to
Section 1.07. The above provisions of this Section 6.06 shall similarly apply to successive consolidations, mergers, sales, leases or transfers.

     SECTION 6.04 Transfer Restrictions.

          (a)  Legends on Common Stock.

                   (i) Until the third anniversary of the date of original issuance of the shares of Common Stock, certificates representing the shares of Common Stock issued pursuant to Section 1.07 and not otherwise registered pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") shall bear a legend substantially to the following effect:

                    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE
               HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY SIMILAR STATE SECURITIES LAWS AND THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT
               PURSUANT TO AN EFFECTIVE REGISTRATION

               STATEMENT, OR AN EXEMPTION FROM REGISTRATION, UNDER SAID ACT AND LAWS."

               The shares of Common Stock issued pursuant to
          Section 1.07 and not otherwise registered pursuant to an effective registration statement under the Securities Act shall be subject to the restrictions on transfer set forth in the legends referred to above until the third anniversary of the date of original issuance of such shares of Common Stock; provided, however, and notwithstanding the foregoing, such shares of Common Stock may be resold under and pursuant to the terms and conditions of Regulation S of the Securities Act, prior to the end of the third anniversary date of the issuance of such shares.

                  (ii) The certificates evidencing shares of Common Stock issued to the Lender pursuant to Section 1.07 and not otherwise registered pursuant to an effective registration statement under the Securities Act shall bear, until such time as the Borrower and the transfer agent for the Common Stock shall have received evidence satisfactory to each of them that the transfer of such shares of Common Stock has been effected in accordance with the limitations on transfer set forth in paragraph (a)(i) above, the following additional legend:

                    "IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL
               DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH
               CERTIFICATES, OPINIONS OF COUNSEL AND OTHER INFORMATION AS IT MAY REASONABLY REQUIRE TO CONFIRM THAT THE
               TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS."

          (b) Transfer Agent Requirements. The transfer agent and registrar for the Common Stock shall not be required to accept for registration of transfer any Common Stock bearing the legend contained in paragraph (a)(ii) above, except upon presentation of satisfactory evidence that the restrictions on transfer of the Common Stock referred to in the legend in paragraph (a)(i) have been complied with, all in accordance with such reasonable regulations and procedures as the Borrower may from time to time agree with the transfer agent and registrar for the Common Stock.


                              ARTICLE VII

                             MISCELLANEOUS

     SECTION 7.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and the Borrower, in the case of an amendment, or by the party to be charged, in the case of a waiver or a consent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 7.02 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and delivered to an officer of the other party or mailed or transmitted by facsimile; if to the Lender to its address at 9100 East Mineral Circle, Englewood, Colorado 80112-3299, Attention: Chief Financial Officer (Fax No. 303-643-5269); if to the Borrower, to its address at 9100 East Mineral Circle, Englewood, Colorado 80112-3299, Attention: Chief Financial Officer (Fax No. 303-643-5505) or, as to each party, to such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when

delivered to an officer of the other party, be effective upon such delivery and, when mailed or transmitted by facsimile, be effective when deposited in the mails or when transmitted respectively, addressed as aforesaid; except that notices by the Borrower to the Lender or by the Lender to the Borrower pursuant to the provisions of
Section 1.05 shall not be effective until received by the Lender or the Borrower, as the case may be, but such notices may be given by telephone and confirmed in writing or by facsimile on the same day and shall be effective upon such telephonic notice.

     SECTION 7.03 No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under the Note, shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder or under the Note preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     SECTION 7.04 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that (i) the Borrower shall not have the right, to assign its rights hereunder or any interest herein except to a successor by merger, consolidation or sale of all or substantially all of the Borrower's assets, in each case if permitted under Section 4.07 above, without the prior written consent of the Lender, and (ii) the Lender shall not assign any of its rights or obligations hereunder or under the Note, except to a successor by merger, consolidation or sale of substantially all of the Lender's assets without the prior written consent of the Borrower.

     SECTION 7.05 Use of Proceeds. The proceeds of the Loans shall be used by the Borrower to finance increases in actual and projected capital expenditures necessary to construct and develop the Fort Knox mine and to provide working capital, and for general corporate purposes.

     SECTION 7.06 Demand Registration Rights.

              (i) At any time after the issuance of Common Stock pursuant to Section 1.07, the Lender may make one or more written requests to the Borrower (a "Demand") for registration under and in accordance with the provisions of the Securities Act of all or part (but not less than 1,000,000 shares per Demand) of the shares of Common Stock issued to the Lender pursuant to Section
     1.07 of this Agreement ("Registrable Shares"). Each such request shall specify the aggregate number of Registrable Shares proposed to be registered and the intended method of disposition thereof.

             (ii) Upon receipt of a Demand, the Borrower shall use its best efforts to effect such registration to permit the sale of Registrable Shares in accordance with the intended method of disposition thereof and pursuant thereto, the Borrower shall as expeditiously as possible:

                    (a) execute and deliver all such instruments and documents and do or cause to be done all such other acts and things as may be necessary or, in the opinion of the Lender, advisable to register such Registrable Shares under the provisions of the Securities Act, and to use reasonable efforts to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and to make all amendments and supplements thereto and to the related prospectus which, in the opinion of the Lender, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the SEC applicable thereto;

                    (b)  use its best efforts to qualify the
          Registrable Shares under the applicable state securities or "Blue Sky" laws and to obtain all necessary governmental approvals for the sale of

          the Registrable Shares, as requested by the Lender, provided, that in no event shall the Borrower be obligated to qualify to do business or file a general consent to service of process in any jurisdiction;

                    (c) make available to the Lender, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act; and

                    (d) do or cause to be done all such other acts and things as may be necessary to make such sale of the Registrable Shares or any part thereof valid and binding and in compliance with applicable law.

            (iii) If any such Demand is made at a time when the Lender directly or indirectly owns less than five percent 5% of the number of shares of Common Stock outstanding, the Borrower may, if its Special Committee of its Board of Directors determines in the good faith exercise of its reasonable judgment that it would be inadvisable to effect a demand registration, defer such demand registration until the earliest practicable time at which such demand registration can be reasonably effected, which period shall not exceed three (3) months.

             (iv) All Registration Expenses incurred in connection with the first registration statement to be filed hereunder shall be paid by the Borrower. All Registration Expenses incurred in connection with each additional registration statement to be filed hereunder shall be paid by the Lender. For purposes of this Agreement, "Registration Expenses" shall mean any and all expenses incident to performance of or compliance with this
     Section 7.06, including, without limitation, (i) all SEC and stock exchange registration and filing fees, (ii) all fees and expenses of complying with state securities or "Blue Sky" laws (including fees and disbursements of counsel in connection with Blue Sky qualifications of the Registrable Shares and determination of the eligibility of the Registrable Shares for investment under the laws of such jurisdiction as the Lender may indicate), (iii) all printing, messenger and delivery expenses,
     (iv) all fees and expenses incurred in connection with the listing of Registrable Shares on any exchange, and (v) the fees and disbursements of counsel for the Borrower and of its independent public accountants, but excluding underwriting discounts and commissions, brokerage fees, transfer taxes, if any, fees and disbursements of counsel, accountants or other experts or advisors to the Lender, and National Association of Securities Dealers Inc. registration and filing fees.

     SECTION 7.07 Fees and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Lender, including reasonable fees and disbursements of special counsel for the Lender, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any default or alleged default hereunder and (ii) if an Event of Default occurs, or upon the occurrence of an event that with notice or the lapse of time or both would constitute an Event of Default, all reasonable out-of-pocket expenses incurred by the Lender, including reasonable fees and disbursements of counsel, in connection with such actual or potential Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings, actions or negotiations resulting therefrom. The Borrower shall indemnify the Lender against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery to the Lender of this Agreement, or any Note.

     SECTION 7.08 Prior Agreement. This Agreement and the Note issued hereunder shall supersede in their entirety any prior negotiations, discussions, understandings or arrangements between the Lender and the Borrower pertaining to the subject matter of this Agreement.

     SECTION 7.09 Governing Law. This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of Colorado.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                              AMAX GOLD INC.


                              By /s/ Mark A. Lettes
                                ---------------------------------
                                 Title:  Vice President and Chief
                                         Financial Officer
ATTEST:

_____________________________


                              CYPRUS AMAX MINERALS COMPANY


                              By /s/ Francis J. Kane
                                --------------------------------
                                 Title:  Vice President Investor
                                         Relations and Treasurer
ATTEST:

____________________________






                               EXHIBIT A

                              CREDIT NOTE

$250,000,000.00                                   Date: March 19, 1996

     FOR VALUE RECEIVED, Amax Gold Inc., a Delaware corporation (the "Borrower"), promises to pay to the order of Cyprus Amax Minerals Company, a Delaware corporation (the "Lender"), upon demand by the Lender at the office of the Lender located at 9100 East Mineral Circle, Englewood, Colorado 80112, or at such other place as the Lender may direct in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of Two Hundred Fifty Million Dollars ($250,000,000) or, if less than such principal amount, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article I of the Agreement referred to below in accordance with the respective Schedules applicable to such Loans attached to and made part of this Note; provided, that to the extent that the Borrower repays (including any prepayment) any principal amount of Loans in Common Stock pursuant to and as defined in Section 1.07 of the Agreement prior to the Expiration Date (as defined below), the Maximum Loan Amount shall automatically be reduced by the amount of any Common Stock so issued, based upon the value of such Common Stock at the time of issuance as determined in accordance with Section 1.07 of the Agreement. The Lender shall have the right to demand payment of the Loans at any time. Loans may be made to the Borrower from time to time during the period that commences on the date hereof and ends on the earlier of
(i) December 31, 2001 or (ii) the date on which the Lender notifies Borrower that Loans will no longer be made available hereunder (the expiration date determined by (i) or (ii) is herein called the "Expiration Date").

     The Borrower further promises to pay interest at said office in like money, from the date hereof on the unpaid principal amount hereof outstanding from time to time, at the rates and at the times set forth in Article I of such Agreement. Notwithstanding anything contained herein to the contrary, at the election of the Lender, the principal of and interest on this Note may be paid by the Borrower in Common Stock of the Borrower, in accordance with the provisions of Section
1.07 of the Agreement, subject to satisfaction of the conditions set forth in Section 1.08 of such Agreement.

     This Note is the Note referred to in Section 1.02 of the Credit Agreement between the Borrower and the Lender dated as of March 19, 1996, as the same may hereafter from time to time be amended or supplemented in accordance with the terms thereof ("Agreement"), is entitled to the benefits thereof and subject to the terms and conditions set forth therein (including, without limitation, the Lender's rights to accelerate the due date hereof) and may be paid and prepaid as provided therein.

     Upon the occurrence of any of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note may be declared to be or shall automatically become immediately due and payable as provided therein.

                              Amax Gold Inc.


                              By______________________________________
ATTEST:

_____________________________
Secretary


                    SCHEDULE OF LOANS AND PAYMENTS
                 MADE UNDER NOTE DATED MARCH 19, 1996
                        FROM AMAX GOLD INC.<F1>
                    TO CYPRUS AMAX MINERALS COMPANY


Principal Amount of the Initial Loan:    $__________
Date of the Initial Loan:                 __________
Interest Rate for the Initial Loan:       __________


                         PRINCIPAL BORROWINGS
                       AND PAYMENTS OF THIS NOTE

                          Amount                       Interest            Principal           Unpaid
Date                     Borrowed        Rate            Paid                Paid              Balance
- ----                     --------        ----          --------            ---------           -------
                                            %          $                   $                   $
                                            %          $                   $                   $
                                            %          $                   $                   $
                                            %          $                   $                   $
                                            %          $                   $                   $
                                            %          $                   $                   $
                                            %          $                   $                   $
                                            %          $                   $                   $
____________________

<F1> All terms used in this Schedule shall have the meanings given them in the Agreement.

                                                       APPENDIX C

                                                   March 19, 1996



Cyprus Amax Minerals Company
9100 E. Mineral Circle
Englewood, Colorado 80112

Dear Sirs:

          Reference is made to (i) the Guaranty (the

"Guaranty"), dated the date hereof, by Cyprus Amax Minerals

Company ("Cyprus Amax") in favor of N M Rothschild & Sons

Limited, in its capacity as the administrative agent for the

Lender Parties referred to in the Guaranty, and (ii) the Credit

Agreement, dated as of the date hereof ("the Credit

Agreement"), by and between Amax Gold Inc. ("AGI") and

Cyprus Amax.  Copies of the Guaranty and Credit Agreement

are attached to this letter.

          In consideration of the execution and delivery by

Cyprus Amax of the Guaranty and the Credit Agreement and in

consideration of the obligation by Cyprus Amax to maintain

the Guaranty until the Fort Knox Economic Completion Date

(as defined in the Loan Agreement, as amended (the "Loan

Agreement")), AGI hereby agrees to pay to Cyprus Amax:

Cyprus Amax Minerals Company                                  -2-


          (i) an upfront fee (the "Upfront Fee") of

     $10,000,000 payable by AGI to Cyprus Amax on any date

     after the date hereof upon Cyprus Amax' giving AGI at

     least two (2) Business Days prior written notice of a

     demand for payment; and

         (ii) a commitment fee (the "Commitment Fee") on

     each date upon which accrued interest is payable under

     Section 3.2.3 of the Loan Agreement, or such later date

     as Cyprus Amax may designate, equal to the product of

     (A) the portion of the Guaranteed Obligations (as

     defined in the Guaranty) constituting principal under

     the Loan Agreement to the extent that  accrued interest

     is due on such principal amount on such interest

     payment date times (B) 1.75% per annum, on the basis

     and at the times that such interest is calculated and

     due pursuant to the Loan Agreement.

          AGI agrees to pay (i) all reasonable out-of-pocket

expenses of Cyprus Amax, including reasonable fees and

disbursements of special counsel for Cyprus Amax, in

connection with the preparation of the Guaranty, any waiver

or consent thereunder or any amendment thereof and (ii) if

Cyprus Amax is required to make any payments under the

Guaranty, all reasonable out-of-pocket expenses of Cyprus

Amax, including reasonable fees and disbursements of

Cyprus Amax Minerals Company                                  -3-


counsel, in connection with any collection, bankruptcy,

insolvency or other enforcement proceedings, actions or

negotiations resulting therefrom.  AGI also agrees to

indemnify Cyprus Amax against any transfer taxes,

documentary taxes, assessments or charges made by any

governmental authority by reason of the execution or

delivery by Cyprus Amax of the Guaranty.  The expenses,

taxes and other amounts set forth in this paragraph are

hereinafter referred to as the "Other Expenses".  The Other

Expenses shall be payable from time to time by AGI to Cyprus

Amax on any date after the date incurred upon Cyprus Amax'

giving AGI at least two (2) Business Days prior written

notice of a demand for payment.

          At the election of Cyprus Amax, which may be

exercised by its giving written notice to AGI at least two

(2) Business Days prior to the date upon which payment of

the Upfront Fee or the Other Expenses is demanded or a

Commitment Fee payment is due and subject to (i) the

acceptance by the New York Stock Exchange (the "NYSE") of a

listing application for the issuance of shares of Common

Stock of AGI therefor and (ii) shareholder approval by the

shareholders of AGI as to such issuance, Cyprus Amax may

request that the Upfront Fee, the Other Expenses, the

Commitment Fee or any part thereof shall be paid in shares

Cyprus Amax Minerals Company                                  -4-


of Common Stock of AGI equal to (a) the dollar amount of the

Upfront Fee, the Other Expenses, the Commitment Fee or any

part thereof demanded or due, as the case may be, on such

date divided by (b) the Average Market Price (as defined

below).  The "Average Market Price" shall equal the average

of the closing prices of the Common Stock of AGI on the NYSE over the five (5) NYSE trading days ending on the Business

Day prior to the date upon which payment in Common Stock of

AGI is requested, provided, that such Average Market Price

shall be subject to adjustment for extraordinary dividends

or distributions, stock splits, stock dividends and similar

capital events occurring during such five (5) NYSE trading-

day period.

          AGI further agrees that, until the occurrence of

the Fort Knox Economic Completion Date, AGI will not make

any borrowing under the Revolving Credit Agreement, dated

April 15, 1994, by and between AGI and Cyprus Amax for

purposes other than making a payment of the Obligations

under the Loan Agreement without the prior written consent

(subject to the DOCLOC Support Agreement, dated

November 3, 1995, between Cyprus Amax on the one hand and

AGI and N M Rothschild & Sons Limited on the other hand, in

respect of the Refugio project) of Cyprus Amax.

Cyprus Amax Minerals Company                                  -5-


          This letter shall be governed by and construed in

accordance with the laws of the State of Colorado.


                                   Very truly yours,

                                   AMAX GOLD INC.

                                   /s/ Mark A. Lettes
                                   -------------------------
                                   Mark A. Lettes
                                   Vice President and Chief
                                   Financial Officer

ACCEPTED AND ACKNOWLEDGED:

CYPRUS AMAX MINERALS COMPANY


/s/ Francis J. Kane
- ------------------------
Francis J. Kane
Vice President and Treasurer

                         AMAX GOLD INC.
                    9100 East Mineral Circle
                    Englewood, Colorado 80112



                                              March 19, 1996


Cyprus Amax Minerals Company
9100 East Mineral Circle
Englewood, Colorado  80112

Dear Sirs:

          Reference is made to the Guaranty, dated the date hereof (the "Guaranty"), by Cyprus Amax Minerals Company ("Cyprus Amax") in favor of N M Rothschild & Sons Limited ("Rothschild"), in its capacity as the administrative agent for the Lender Parties referred to in the Guaranty, a copy of which Guaranty is attached to this letter as Exhibit A. Reference is also made to the Collateral Sharing, Priority and Agency Agreement, dated as of March 19, 1996 (the "Collateral Agreement"), among Cyprus Amax, Rothschild, LaSalle National Trust, N.A., Amax Gold Inc. ("AGI"), Fairbanks Gold Mining, Inc., Lassen Gold Mining, Inc., Melba Creek Mining, Inc. and Fairbanks Gold Canada Limited, a copy of which Collateral Agreement is attached to this letter as Exhibit B.

          In consideration of the execution and delivery by Cyprus Amax of the Guaranty, AGI is entering into this letter agreement and undertaking the obligations set forth below.

          AGI hereby agrees to reimburse Cyprus Amax for (i) all payments made by Cyprus Amax under the Guaranty, (ii) all reasonable out-of-pocket expenses of Cyprus Amax, including reasonable fees and disbursements of counsel, incurred in connection with the performance of Cyprus Amax's obligations under the Guaranty, and (iii) all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the performance of Cyprus Amax's obligations under the Guaranty. Any such reimbursement obligation that arises shall be in the nature of a demand loan obligation bearing interest as set forth in the immediately succeeding paragraph and payable in cash (or such other consideration as may be agreed by AGI and Cyprus Amax at the time of such payment) by AGI to Cyprus Amax within five (5) Business Days (as defined in the Loan

Agreement referred to in the Guaranty) after receipt by AGI of a written notice of demand from Cyprus Amax.

          Any such demand loan obligation shall bear interest at an annual rate equal to the LIBOR Rate (as defined herein) for an interest period selected by Cyprus Amax at its option for a period of one, three or six months, or such other periods as are agreed between AGI and Cyprus Amax (each, an "Interest Period"), plus 3.25% per annum, except as otherwise provided herein. Interest on each amount shall be due and payable in full on the earlier of
(i) last day of the Interest Period applicable to such amount and (ii) the date upon which Cyprus Amax demands that the amount be repaid, and, in the case of any Interest Period in excess of three months, at the end of each calendar quarter occurring during the term thereof. The term "LIBOR Rate" shall have the meaning ascribed to it in the Revolving Credit Agreement, dated as of April 15, 1994, between Cyprus Amax and AGI, whether or not such Agreement shall have been terminated at the time of such interest calculation. All computations of interest hereunder shall be made by Cyprus Amax on the basis of a year of 360 days, consisting of twelve 30-day months, for the actual number of days (including the first day but excluding the last day) elapsed.

          As security for the full and punctual payment when due of all obligations arising under this letter agreement (including all such amounts that would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. Section 362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. Sections 502(b) and 506(b), and any other similar provisions arising under applicable law), AGI hereby grants to Cyprus Amax a security interest in all of AGI's right, title and interest, whether now existing or hereafter arising or acquired, in the Collateral (as defined in the Collateral Agreement) in the form and manner contemplated by the Collateral Agreement. AGI agrees to execute such documents and to make such filings as shall be necessary and desirable in the opinion of Cyprus Amax to perfect and protect the security interest granted hereby over the Collateral as soon as practicable after the date hereof.

          AGI agrees, if and to the extent requested by Cyprus Amax, to execute such documents and to make such filings as shall be necessary to grant to Cyprus Amax security interests in the Guanaco project and the Refugio project with the highest priority permitted after giving effect to all prior security interests in such projects, and

subject to the receipt of any necessary governmental and other approvals from third parties (including, without limitation, the lenders to such projects).

          AGI agrees to indemnify and hold harmless Cyprus
Amax for any losses, claims, damages or liabilities to which Cyprus Amax may become subject as a result of executing or delivering the Guaranty or performing the obligations contemplated thereby.

          This letter shall be governed by and construed in accordance with the laws of the State of Colorado.

                                   Very truly yours,

                                   AMAX GOLD INC.


                                   /s/ Mark A. Lettes
                                   -------------------------
                                   Mark A. Lettes
                                   Vice President and Chief
                                   Financial Officer
ACCEPTED AND ACKNOWLEDGED:

CYPRUS AMAX MINERALS COMPANY


/s/ Francis J. Kane
- -------------------------
Francis J. Kane
Vice President and Treasurer

                            AMAX GOLD INC.
                    WRITTEN CONSENT OF STOCKHOLDER

     Pursuant to Section 228 of the General Corporation Law of the State of Delaware, the undersigned, as the record holder of shares of common stock, par value $.01 per share (the "Common Stock"), of Amax Gold Inc., a Delaware corporation (the "Company"), hereby takes the following action with respect to all of the shares of the Company's Common Stock of which the undersigned is the record holder on June __, 1996:

     [ ] CONSENTS      [ ] WITHHOLDS CONSENT     [ ] ABSTAINS

To the financing arrangement described in the Consent Solicitation Statement with Cyprus Amax Minerals Company ("Cyprus Amax"), under which Cyprus Amax has guaranteed (the "Cyprus Amax Guaranty") the Company's $250 million secured financing (the "Loan") until economic completion of the Fort Knox project and has provided the Company with a $250 million demand loan facility (the "Demand Loan Facility"), in exchange for which the Company will (i) pay Cyprus Amax a financing and guaranty fee of $10 million (the "Financing and Guaranty Fee"),
(ii) pay Cyprus Amax 1.75 percent on amounts outstanding under the Loan (the "Interest Differential Payments"), (iii) reimburse Cyprus Amax for any payments made or costs incurred under the Cyprus Amax Guaranty (the "Reimbursement Payments"), (iv) make no additional borrowings under the existing $100 million convertible line of credit with Cyprus Amax ("DOCLOC I") without the prior consent of Cyprus Amax, and (v) grant Cyprus Amax a first priority security interest in the collateral for the Loan, and if requested, security interests in additional assets to the extent available; all of the Company's obligations to Cyprus Amax are payable in cash or, at the election of Cyprus Amax, in shares of Common Stock, valued at the time of issuance of the shares. Stockholder approval shall include, but not be limited to, the authorization and issuance of shares of Common Stock to Cyprus Amax under the foregoing arrangement (the "Proposal").

     The undersigned acknowledges receipt of the Consent Solicitation
Statement.

     Cyprus has agreed to consent to the Proposal and has advised the Company that Cyprus will deliver its written consent at the Expiration Time (5:00 p.m., Mountain Time, on August __, 1996). Upon receipt of the written consent of Cyprus, the Proposal will be adopted. Prior to the Expiration Time, consents may be revoked. Subsequent to the Expiration Time, the Company will not consider any additional consents and consents previously delivered may not be revoked.

     IF THE UNDERSIGNED HAS FAILED TO CHECK A BOX MARKED "CONSENTS" OR "WITHHOLDS CONSENT" OR "ABSTAINS" TO THE PROPOSAL, THE UNDERSIGNED AGREES THAT HE, SHE OR IT SHALL BE DEEMED TO HAVE CONSENTED TO THE ACTIONS DESCRIBED IN THE PROPOSAL.

                         X____________________________________________
                                (Signature of Stockholder)


                         X____________________________________________
                          (Signature of Stockholders if held jointly)


                         Dated _______________________________________
                                      (Please date this Consent)

                         NOTE: Your signature should appear as your name appears hereon. In signing as attorney, executor, administrator, trustee or guardian, indicate such capacity. All joint tenants should sign. When the Consent is given by a corporation, it should be signed by an authorized officer.
                         The Company requests that you sign and date the Consent and return it in the enclosed postpaid envelope.

THIS CONSENT IS BEING SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS.

IMPORTANT - YOUR CONSENT WILL NOT BE VALID IF IT IS NOT SIGNED, DATED AND RECEIVED BY THE COMPANY PRIOR TO 5:00 P.M., MOUNTAIN TIME, ON
AUGUST __, 1996.